Exhibit 10.60
EXECUTION VERSION

SERVICES AGREEMENT
by and among
TRIAD GUARANTY INC.,
TRIAD GUARANTY INSURANCE CORPORATION
and
ESSENT GUARANTY, INC.

December 1, 2009

i

ii

Schedule A — Licensed Technology and Equipment/Information and Maintenance Services; Customer Services
Schedule B — Intentionally Omitted
Schedule C — Technology Development Services
Schedule D — Initial Development Projects
Schedule E — Initial Level 1 Contacts and Initial Level 2 Contacts
Exhibit A — Technology Escrow Agreement
Exhibit B — Form of License Agreement
Exhibit C — Disaster Recovery Manual
Exhibit D — Annual Escrow Testing Process

iii

SERVICES AGREEMENT
     This Services Agreement (this “Agreement”), dated as of December 1, 2009 (the “Effective Date”), is by and among Triad Guaranty Inc., a Delaware corporation (“TGI”), Triad Guaranty Insurance Corporation, an Illinois domiciled insurance company (“TGIC” and together with TGI referred to as “Triad”), and Essent Guaranty, Inc., a Pennsylvania stock insurance company (“Company”).
RECITALS
     WHEREAS, TGI, TGIC and Company have entered into (a) an Asset Purchase Agreement dated October 7, 2009 (the “Purchase Agreement”), pursuant to which Company has agreed to acquire certain assets of Triad in exchange for payment of certain consideration as specified in the Purchase Agreement; (b) the Technology Escrow Agreement of even date herewith and attached hereto as Exhibit A with the Escrow Agent (defined below) (the “Technology Escrow Agreement”), pursuant to which Triad and Company will place in a Third Party technology escrow the object code, source code and documentation relating to the Licensed Software (as defined herein), for Triad’s benefit, pursuant to the terms hereof; and (c) a Sublease Agreement of even date herewith, pursuant to which Company has subleased a portion of Triad’s offices at 101 South Stratford Road, Winston-Salem, North Carolina (such agreements are collectively referred to as the “Transaction Agreements” and the transactions and other matters contemplated hereby and thereby are collectively referred to as the “Transaction”); and
     WHEREAS, after the Closing of the Transaction, Company will have employees with expertise and capabilities to provide the Services described herein and in the attached Schedules; and
     WHEREAS, in connection with the Transaction and as a condition to Closing under the Purchase Agreement, Triad and Company (each, a “Party” and collectively, the “Parties”) have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged, the Parties hereby agree as follows.
ARTICLE I
DEFINITIONS
     Capitalized terms used in this Agreement (including its Schedules) have the meanings set forth below or elsewhere either in this Agreement or in the Purchase Agreement.
     “Affiliate” and the related term “Control” have the meanings ascribed to them in the Purchase Agreement.

     “Agreement” means this Services Agreement, together with the Schedules and Exhibits attached hereto and made a part hereof.
     “Annual Service Cost” means, (a) on and after the first anniversary of the Effective Date until the second anniversary of the Effective Date, $17.00 adjusted upward or downward on such first anniversary of the Effective Date: (i) for the year over year percentage change in CPI (using, for such adjustment purposes, the most recent month for which CPI data are available on the first anniversary of the Effective Date compared with data for one year prior to such month), and (ii) pursuant to Article V; and (b) on and after the second anniversary of the Effective Date, the Annual Service Cost from the immediately preceding twelve (12) months (without regard to adjustments pursuant to part (ii) of clause (a) or (b) of this definition (as applicable)) as adjusted upward or downward: (i) for the year over year percentage change in CPI (using, for such adjustment purposes, the most recent month for which CPI data are available on the anniversary compared with data for one year prior to such month), and (ii) pursuant to Article V.
     “Annual Technology Development Cost” means, (a) on and after the first anniversary of the Effective Date until the second anniversary of the Effective Date, $4.25 adjusted upward or downward on such first anniversary of the Effective Date: (i) for the year over year percentage change in CPI (using, for such adjustment purposes, the most recent month for which CPI data are available on the first anniversary of the Effective Date compared with data for one year prior to such month), and (ii) pursuant to Article V; and (b) on and after the second anniversary of the Effective Date, the Annual Technology Development Cost from the immediately preceding twelve (12) months (without regard to adjustments pursuant to part (ii) of clause (a) or (b) of this definition (as applicable)) as adjusted upward or downward: (i) for the year over year percentage change in CPI (using, for such adjustment purposes, the most recent month for which CPI data are available on the anniversary compared with data for one year prior to such month), and (ii) pursuant to Article V.
     “Applicable Law” means any and all applicable laws, rules, regulations, administrative orders (including any Corrective Orders) and interpretive guidance of a Governmental Body.
     “Base Services” has the meaning set forth in Section 2.1(a).
     “Broad Failure” has the meaning set forth in Section 6.3(c).
     “Business Hours” has the meaning set forth in Section 6.1.
     “Change Order” has the meaning set forth in Section 3.3(b).
     “Chronic Failure” has the meaning set forth in Section 6.3(c).
     “Claim” has the meaning set forth in Section 11.3.

     “Claim Notice” has the meaning set forth in Section 11.3.
     “Closing” has the meaning ascribed to it in the Purchase Agreement.
     “Closing Date” has the meaning ascribed to it in the Purchase Agreement.
     “Committee” has the meaning set forth in Section 13.1.
     “Company” has the meaning set forth in the preamble hereto.
     “Company Indemnified Parties” has the meaning set forth in Section 11.1.
     “Company Intellectual Property” means the Intellectual Property of Company, whether acquired from Triad pursuant to the Purchase Agreement or developed by Company prior to or following the Closing Date.
     “Company Personnel” means Company’s personnel, employees, agents, representatives, approved subcontractors and invitees.
     “Company Third Party” has the meaning set forth in Section 8.2.
     “Confidential Information” has the meaning set forth in Section 15.12.
     “Core Applications” means the systems, applications and equipment comprising the following components of the Triad Technology Platform (which is part of the Purchased Assets): e-mail, MINT, TAXI servicing, EZ Scan-QA, Intranet access and Internet access.
     “Corrective Orders” means the two corrective orders dated August 5, 2008 and March 31, 2009 that govern numerous matters related to the conduct of TGIC’s business in run-off, including restrictions on its ongoing operations, and any other corrective order issued by the Department with respect to TGIC after the Effective Date.
     “CPI” means the Consumer Price Index (U.S. Cities Avg. All Urban Consumers, All Items, Non-Seasonally Adjusted 1982-1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics. If the U.S. federal government revises or ceases to publish the CPI, the Parties shall substitute a mutually agreeable and substantially equivalent official index published by the Bureau of Labor Statistics or its successors, and shall use any appropriate conversion factors to accomplish such substitution and the substitute index shall thereafter constitute the “CPI” hereunder.
     “Customer Services” has the meaning set forth in Section 2.1(a).
     “Customer Services Manual” means the Customer Services Manual published by Triad and updated from time to time by Triad or by Company and upon mutual consent.
     “Department” means the Illinois Department of Insurance.

     “Disaster Recovery Manual” means the Disaster Recovery Manual, attached hereto as Exhibit C, as updated from time to time upon mutual agreement by Company and Triad as contemplated by Section 2.1(f).
     “Disaster Recovery Services” has the meaning set forth in Section 2.1(f).
     “Discretionary Development” has the meaning set forth in Section 2.2(b).
     “Dispute” has the meaning set forth in Section 13.3.
     “Documentation” has the meaning set forth in Section 4.3(a).
     “Effective Date” has the meaning set forth in the preamble hereto.
     “Equipment” means Triad’s computer central processing units and peripheral equipment including, without limitation, any cluster, combination or network of such central processing units and peripheral equipment, whether owned as of the Effective Date, or acquired during the Term, which are owned or operated by Triad, its Affiliates or a Third Party who is providing services to Triad (including any replacements therefor.) “Equipment” also includes personal computers, cell phones, PDAs and similar peripheral equipment purchased or leased by Triad during the Term for newly hired employees or contractors (any replacements therefor) and any other such hardware that the Parties mutually agree in writing constitutes “Equipment.”
     “Escrow Agent” means the vendor identified in the Technology Escrow Agreement or such other vendor as the Parties may mutually agree in writing from time to time.
     “Escrow Release Notice” has the meaning ascribed to it in the Technology Escrow Agreement.
     “Escrowed Material” has the meaning set forth in Section 4.3(b).
     “Exempt Services” means all Services indicated as having a severity level of “1” on the applicable Schedule, Work Order or Change Order other than “Reserving Activities (EOM)”, ServiceID # 85.
     “Exhibits” means Exhibit A, Exhibit B and Exhibit C, each of which is attached to, incorporated in and included as a part of this Agreement.
     “Exit Plan” has the meaning set forth in Section 10.3(a).
     “Extension Term” has the meaning set forth in Section 9.1(a).
     “Failure” means, with respect to a Service, the cessation or omission of performance, or the nonperformance, by Company in accordance with the Service Level Standards (including as stated in Schedule A or in a Work Order or Change Order), taking into consideration any applicable resolution period. A Failure shall include

Company’s inability or failure to achieve a Service Level Standard which is caused by non-performance by a Company Third Party, excluding, however, any inability or failure of Company to achieve a Service Level Standard, which inability is caused by (a) any Company Third Party performing in compliance with a contract, arrangement or understanding that was included in the Purchased Assets or otherwise assigned to and assumed by Company from Triad in connection with the Purchase Agreement (and which has not been modified to Triad’s detriment); or (b) a contract, arrangement or understanding with a Third Party which is retained by Triad and is utilized by Company in performing the Services; (c) a Company Third Party performing in compliance with a commercially reasonable contract, arrangement, agreement or understanding entered into by Company that supports Services supplied to Triad under this Agreement which contract, arrangement, agreement or understanding replaces a Triad commitment, arrangement, agreement or understanding in effect immediately prior to the Effective Date and contains service level standards no less favorable than those required by Triad thereunder; or (d) a Company Third Party performing in compliance with a commercially reasonable contract that supports Services supplied to Triad which Services were not received by Triad prior to the Closing Date and as to which Services Company and Triad have not otherwise agreed upon Service Level Standards pursuant to Schedule A or a Work Order or Change Order.
     “Force Majeure Event” has the meaning set forth in Section 15.3.
     “Frequent Service” means each Service indicated on a Schedule or Work Order as a severity level “2” or severity level “3” Service, which Service occurs four (4) or more times per calendar month (e.g., cutting checks).
     “FTE Rate” has the meaning set forth in Section 2.2(a).
     “Fundamental Transaction” has the meaning set forth in Section 9.1(b).
     “Governmental Body” has the meaning ascribed to it in the Purchase Agreement.
     “Guarantee” has the meaning ascribed to it in the Purchase Agreement.
     “Help Desk” has the meaning set forth in Section 6.1.
     “Incremental Costs” means all incremental costs and expenses, including but not limited to license fees and other costs for software licenses (except as otherwise provided herein), equipment, software, and other consumable supplies to the extent they are approved by the Parties in a Work Order or Change Order and are related to individuals who are not employees of Company after the Closing.
     “Indemnified Party” has the meaning set forth in Section 11.3.
     “Indemnifying Party” has the meaning set forth in Section 11.3.
     “Information and Maintenance Services” has the meaning set forth in Section 2.1(a).

     “Infrequent Service” means each Service that is indicated as a severity level “2” or severity level “3” Service on a Schedule or Work Order, which Service is not a “Frequent Service.”
     “Initial Escrowed Material” has the meaning set forth in Section 4.3(a).
     “Initial Term” has the meaning set forth in Section 9.1(a).
     “Intellectual Property” has the meaning ascribed to it in the Purchase Agreement.
     “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, registered and unregistered copyrights, moral rights and mask works; (b) trademark, trade name, logo, service mark and domain name rights and similar rights; (c) trade secret rights; (d) patent, patent rights, patent applications and industrial property rights; (e) technology, know-how, confidential information, designs, concepts, technical information, manuals, standard operating procedures, instructions, specifications and all intellectual, industrial or proprietary rights of any kind; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     “JAMS” has the meaning ascribed to it in the Purchase Agreement.
     “Latent Condition” has the meaning set forth in Section 2.13.
     “Level 1 Contact” has the meaning set forth in Section 13.2.
     “Level 2 Contact” has the meaning set forth in Section 13.2.
     “Liability” means any liabilities of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by United States generally accepted accounting principles to be reflected on a balance sheet), including without limitation any direct or indirect Guarantee of any Liability of any Third Party.
     “License Agreement” has the meaning set forth in Section 4.3(d).
     “Licensed Software” means the custom computer software formerly developed and owned by Triad, purchased by Company pursuant to the Purchase Agreement and included in the Initial Escrowed Material, as subsequently modified and supplemented under this Agreement through Required Developments and Discretionary Developments and any other software developments that by mutual written agreement of the Parties in a Work Order are designated to be “Licensed Software.”
     “Licensed Technology” means the Licensed Software and the Third Party Applications and Licenses.

     “Long-Term Failure” has the meaning set forth in Section 6.3(c).
     “Losses” has the meaning ascribed to it in the Purchase Agreement.
     “Monthly Customer Services Meetings” has the meaning set forth in Section 6.9.
     “Monthly Policies in Force” means the arithmetic average of (x) the number of Policies in force on the last day of the applicable month and (y) the number of Policies in force on the last day of the month immediately preceding the applicable month.
     “Notice Effective Date” has the meaning set forth in Section 2.8.
     “Notice of Early Termination or Reduction” has the meaning set forth in Section 2.8.
     “Notices” has the meaning ascribed to it in the Purchase Agreement.
     “Party” and “Parties” have the meanings set forth in the Recitals hereto.
     “Penalty Months” has the meaning set forth in Section 6.3(c).
     “Periodic Snapshot” has the meaning set forth in Section 4.3(b).
     “Person” has the meaning ascribed to it in the Purchase Agreement.
     “Personally Identifiable Information” means personally identifiable information, including without limitation social security numbers, personal credit histories, personal financial information and employment records.
     “Policy” means any contract of insurance issued by TGIC and all commitments, endorsements, schedules and certificates evidencing any contract of insurance issued by TGIC or relating thereto.
     “Proceeding” has the meaning ascribed to it in the Purchase Agreement.
     “Project” has the meaning set forth in Section 2.2(d).
     “Project List” has the meaning set forth in Section 2.2(d).
     “Purchase Agreement” has the meaning set forth in the Recitals.
     “Purchased Assets” has the meaning ascribed to it in the Purchase Agreement.
     “Quarterly Service Review” has the meaning set forth in Section 6.9.
     “Reference Period” means the period beginning on the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date.

     “Release Event” has the meaning ascribed to it in the Technology Escrow Agreement.
     “Required Developments” has the meaning set forth in Section 2.2(a).
     “Schedules” means Schedule A, Schedule B, Schedule C, Schedule D and Schedule E, each of which is attached to, incorporated in and included as a part of this Agreement.
     “Security Breach” has the meaning set forth in Section 7.6.
     “Senior Executive Officers” means, in the case of Company, the President and Chief Executive Officer, and in the case of Triad, the President and Chief Executive Officer.
     “Service Credits” has the meaning set forth in Section 6.2.
     “Service Fees” has the meaning set forth in Section 5.1.
     “Service Grace Period” has the meaning set forth in Section 6.5.
     “Service Level Standards” has the meaning set forth in Section 6.1.
     “Service Modification” has the meaning set forth in Section 3.3(b).
     “Services” means the Base Services and Special Services.
     “Severity 1 Failure” means a Failure with respect to a Service indicated as having a severity level of “1” in the applicable Schedule or Work Order, which Failure remains unresolved following the applicable resolution time indicated in the applicable Schedule or Work Order.
     “Severity 2 Failure” means a Failure with respect to a Service indicated as having a severity level of “2” in the applicable Schedule or Work Order, which Failure remains unresolved following the applicable resolution time indicated in the applicable Schedule or Work Order.
     “Severity 3 Failure” means a Failure with respect to a Service indicated as having a severity level of “3” in the applicable Schedule or Work Order, which Failure remains unresolved following the applicable resolution time indicated in the applicable Schedule or Work Order.
     “Single Points of Contact” shall initially mean, for Company, Ted Gray, and for Triad, Shirley Gaddy.
     “Special Services” means, collectively, Discretionary Developments and Required Developments.

     “Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Indemnified Parties” has the meaning set forth in Section 5.7.
     “Technology Development Services” has the meaning set forth in Section 2.1(a).
     “Technology Escrow” has the meaning set forth in Section 4.3(a).
     “Technology Escrow Agreement” has the meaning set forth in the Recitals hereto.
     “Term” has the meaning set forth in Section 9.1(a).
     “TGI” has the meaning given it in the preamble hereto.
     “TGIC” has the meaning given it in the preamble hereto.
     “Third Party” means any Person other than the Parties or their respective Affiliates.
     “Third Party Applications and Licenses” means those formerly-Triad held licenses, leases, proprietary information agreements, confidentiality agreements, consulting agreements and service agreements of any kind relating to operating system software, application software, hardware, network services, telecommunications services, data processing or storage services or information security services within the Triad Technology Platform which were: (a) assigned to and assumed by Company pursuant to the Purchase Agreement; (b) acquired by Company to replace similar items that were not assigned to or assumed by Company under the Purchase Agreement, which items support Services supplied by Company to Triad under this Agreement; or (c) which are retained by Triad and utilized by Company in performing the Services.
     “Third-Party Claim” means any claim asserted against a Party or its Affiliate(s) by a Third Party.
     “Third-Party Vendor Costs” means amounts payable to Third Party suppliers or vendors in respect of incremental or other costs and expenses or new costs or expenses incidental to the Services, including without limitation, product and service fees, programming fees, software license fees, Taxes, maintenance fees, initiation and set-up costs.
     “Transaction” has the meaning set forth in the Recitals hereto.
     “Transaction Agreements” has the meaning set forth in the Recitals hereto.

     “Transfer Assistance Services” has the meaning set forth in Section 10.3(a).
     “Transferred Employee” has the meaning ascribed to it in the Purchase Agreement.
     “Triad” has the meaning set forth in the Recitals hereto. Where rights and benefits are granted to Triad, the term “Triad” shall include Triad’s Affiliates.
     “Triad Confidential Information” means the Confidential Information of Triad.
     “Triad Indemnified Parties” has the meaning set forth in Section 11.2.
     “Triad Personnel” means Triad’s personnel, employees, agents, representatives, approved subcontractors and invitees.
     “Triad Technology Platform” has the meaning ascribed to it in the Purchase Agreement.
     “Tribunal” has the meaning set forth in Section 13.5(a).
     “Uptime Measurement Period” has the meaning set forth in Section 6.2.
     “Uptime Percentage” has the meaning set forth in Section 6.2.
     “Work Order” has the meaning set forth in Section 2.2(b).
ARTICLE II
SERVICES
     2.1. Description of Services.
          (a) Immediately from and after the Closing, and subject to the terms and conditions hereof (including, without limitation, Section 3.1), Company shall: (i) maintain and support the Licensed Technology and Equipment as described in Schedule A and provide to Triad the information and technology services listed on Schedule A (the “Information and Maintenance Services”); (ii) provide to Triad access to the Triad Technology Platform in order to support Triad’s run-off business pursuant to the license grant in Article IV hereof; (iii) provide to Triad the customer service-related services listed on Schedule A (the “Customer Services”); and (iv) provide to Triad the technology development services listed on Schedule C (the “Technology Development Services”). The Information and Maintenance Services, access rights under Article IV, Customer Services and Technology Development Services are collectively referred to as the “Base Services.”
          (b) Each of the Schedules describing a Base Service contains: (i) a description of the Service (or group of related Services) to be performed delineated by relevant department, function and detailed function; and (ii) significant performance requirements and other special terms and conditions relating directly to the Services to be performed. Schedules may also contain any applicable minimum Service Level Standards or service requirements for a Service, and the associated severity level for failure to meet such Service Level Standards or service level requirements.
          (c) Information and Maintenance Services will be charged to Triad as “Special Services” if such services (i) are not (x) indicated as “Maintenance” services on Schedule A, or (y) ongoing maintenance services (including, without limitation, patches, upgrades or system administration required to support the Triad Technology Platform) or (z) services deemed “Information and Maintenance Services” pursuant to Section 2.1(f) and (ii) require, on a per-event basis, more than seventy-five (75) hours of full time programmer or analyst time in a calendar month. The purchase of and support for any Equipment acquired by Triad after the Effective Date shall be subject to the Change Order process set forth in Section 3.3 hereof.
          (d) Subject to Section 3.1, if (x) Triad requests as Base Services any services that are not within the scope of the Base Services listed on the Schedules and would require a material increase in the resources allocated by Company to the performance of such Base Services and (y) such Base Services are not deemed Special Services pursuant to Section 2.1(c), then the Parties will negotiate in good faith to agree upon the priority of performance for such Base Services and the fees to be charged to Triad for such Base Services (which shall not exceed the FTE Rate).
          (e) With respect to the Technology Development Services, Company shall provide such Services as follows:
     (i) Until the first anniversary of the Closing Date, Company shall provide at Triad’s request up to one thousand four hundred forty (1,440) hours (counting only such hours performed by programmers or analysts with skills, experience levels and capabilities substantially equivalent to those programmers or analysts performing such tasks for Triad immediately prior to the Closing Date) of such Technology Development Services per calendar month (prorated for any partial month); provided, that Company shall not be required to provide more than three hundred sixty (360) hours of such Technology Development Services during any calendar week.
     (ii) Following the first anniversary of the Closing Date, Company shall provide up to forty (40) hours of such Technology Development Services per calendar month for each ten thousand (10,000) Policies (with proration) in force as of the first day of such calendar month.
          (f) Disaster Recovery Services. Company shall provide disaster recovery services as set forth in the Disaster Recovery Manual (“Disaster Recovery Services”) in the event of a Disaster to manage the recovery and full functionality of the Triad Technology Platform and all Services provided hereunder. The Disaster Recovery Services related to the maintenance of a Disaster Recovery Manual and annual testing shall be provided as Information and Maintenance Services pursuant to this Agreement and the Disaster Recovery Manual, and no such services shall be treated as “Special Services” pursuant to Section 2.1(c) or otherwise. Company may from time to time update the Disaster Recovery Manual. Triad and Company shall mutually agree upon changes to the Disaster Recovery Manual that affect the Disaster Recovery Services provided hereunder, provided, however, that such updates shall not be materially less protective (individually or in the aggregate) of Triad than the provisions set forth in Triad’s Business Continuity Plan/Disaster Recovery Manual as of the Closing Date. Company shall provide reasonable consulting services to Triad to assist in updating its own Business Continuity Plan. Notwithstanding anything herein to the contrary, business continuity consulting services provided by Company related to Triad’s Business Continuity Plan shall be treated as Information and Maintenance Services pursuant to this Agreement, and no such services shall be treated as “Special Services” pursuant to Section 2.1(c) or otherwise except to the extent such Services require more than seventy-five (75) hours of programmer or analyst time in a calendar month.
     (i) A Disaster may be declared by Company only in accordance with the Disaster Recovery Manual and upon written notice to Triad. In the event that Triad does not agree that a Disaster has occurred, Triad shall give prompt written notice to Company and the Parties will work promptly to resolve any Dispute in accordance with the provisions of Article XIII of this Agreement. However, if in the reasonable judgment of Company a Disaster has occurred and is continuing, Company may proceed as if a Disaster had occurred while the Dispute resolution under Article XIII is pending, and the Parties shall subsequently resolve through Dispute resolution whether in fact a Disaster occurred and, if not, whether Company is responsible for any Failures or other violation of Service Level Standards during the period of the alleged Disaster. A Disaster may only be declared resolved by Company in accordance with the Disaster Recovery Manual. Any Dispute over whether a Disaster condition is actually resolved will be resolved when Triad’s systems are materially restored and operational, in accordance with this paragraph; provided, that, in any event, Company shall declare a Disaster condition resolved as soon as possible and will provide periodic updates to Triad on Company’s efforts to resolve a Disaster.
     (ii) Company will provide Disaster Recovery Services to Triad only with respect to Triad’s location in Winston-Salem, North Carolina. The declaration of a Disaster impacting Triad’s or Company’s Winston-Salem, North Carolina location will have the immediate effect of suspending all Services provided by Company to Triad and the standards set forth in the Disaster Recovery Manual will immediately take effect and shall remain in effect until the Disaster condition is declared by Company to have been resolved consistent with the terms hereof and as may be appropriate, in Company’s commercially reasonable judgment, in light of the nature of the Disaster. In addition, the proper declaration of a Disaster only at Company’s Radnor, Pennsylvania location may result in the immediate, short-term suspension of the Service Level Standards (but only with respect to Services affected by such Disaster in light of Company Personnel and resources required to be deployed to address such Radnor, Pennsylvania disaster base) for a reasonable amount of time to be mutually agreed upon by the Parties.
     (iii) In the event of a Disaster, Company shall: (A) arrange for Company’s offsite tapes (which shall include tapes backing up Triad’s business operations) to be sent to Company’s designated offsite disaster recovery location, and (B) recover the infrastructure environment as set forth in the Disaster Recovery Manual.
     (iv) The apportionment of costs incurred in recovering from a Disaster between the Parties for the Disaster Recovery Services to Triad will be determined as follows: (A) if the disaster that occurred and the provision of Disaster Recovery Services by Company had a substantially equivalent impact on each Party’s business and operations, the costs of providing the Disaster Recovery Services will be shared equally between Company and Triad, or (B) if the disaster that occurred and the provision of Disaster Recovery Services did not have a substantially equivalent impact on the Parties’ respective business and operations (such as a situation in which a core application used by both Parties was only required to be restored for one Party’s business and operations), the Disaster Recovery Services costs will be allocated to each Party in good faith based on each Party’s respective consumption of Disaster Recovery Services and resources, based on man hours expended or other reasonable requirements. However, in no event will the declaration of a Disaster relieve Triad of its obligation to pay the full amount of fees otherwise due and owing to Company under Article V hereof for all Services provided by Company up to the time that a disaster is declared. In the event a Disaster is caused by a Party, that Party shall pay the reasonable costs for any Disaster Recovery Services.
     2.2. Special Services.
          (a) Upon Triad’s request, Company shall provide additional services related to system changes, updates and developments performed as a result of legal or regulatory changes imposed by Governmental Bodies that affect Triad’s run-off business and run-off-related operations in the United States (“Required Developments”). Triad shall have the exclusive obligation of identifying to Company such legal or regulatory changes imposed by Governmental Bodies that affect Triad’s run-off business in the United States, and Company shall not be required to identify, assess or guarantee in any way Triad’s legal compliance requirements in connection with providing any Required Developments. “Required Developments” does not include (i) any disaster recovery efforts or services or business continuity consulting efforts and services as contemplated in Section 2.1(f) hereof; or (ii) the performance of Disaster Recovery Services by

Company following the occurrence of a Disaster; provided, that a Required Development may apply to procedures that need to be implemented or changed with respect to disaster recovery as a result of legal or regulatory changes. The Parties shall mutually agree upon the terms and costs of any requested Required Developments and on the priority of such Required Developments vis-à-vis the other Services being performed hereunder. If the Required Developments have a substantially equivalent impact on each Party’s business and operations, the costs of Required Developments will be borne equally by Company and Triad. If a Required Development has a disproportionate impact (and results in disproportionate technology development or resource needs) on one Party over the other Party, such costs shall be allocated disproportionately (as mutually agreed by the Parties) based on application development required and the relative impact of a Required Development on each Party’s business. Triad’s share of the costs of Required Developments shall be satisfied as follows: (i) by allocation of available service hours under Section 2.1(e) (to the extent available); (ii) by payment of cash in respect of programmer and analyst hours involved in such Required Development tasks not satisfied as set forth in the preceding clause (i) at an agreed rate of seventy-seven dollars ($77.00) per hour of full time employee time (as annually adjusted upward or downward on the anniversary of the Effective Date based on the year over year percentage change in the CPI (the “FTE Rate”); and (iii) by payment of cash in respect of Triad’s share of Third-Party Vendor Costs that have been pre-approved in writing by Triad. If at any time the available resources of Company employees are not sufficient to staff the Required Developments because of the existing use of such resources on Base Services or other Special Services, then Triad shall work with Company to re-prioritize such existing Services so that Company can adequately staff the Required Developments.
          (b) Company shall provide to Triad mutually agreed upon Technology Development Services in excess of the budgeted hours of the Technology Development Services required by Section 2.1(e) with respect to additional technology developments necessary to facilitate the efficient and orderly conduct of Triad’s United States run-off business including, without limitation, developments related to loss mitigation, claims/defaults, quality assurance, accounting systems and customer service functions (“Discretionary Development”). Discretionary Developments will be provided at mutually agreeable service standards and pursuant to a written work order (a “Work Order”) entered into hereunder, with fees at the FTE Rate.
          (c) In consideration of the Base Services (other than Services constituting software maintenance), Triad shall pay the Service Fees as set forth in Article V. Services constituting software maintenance shall be provided by Company at no additional charge. In consideration of the Special Services, Triad shall pay the amounts described in this Section 2.2 as Service Fees (after giving effect to allocating available service hours under Section 2.1(e) to Required Developments as contemplated herein) as set forth in Article V.
          (d) Company shall use commercially reasonable efforts to complete all projects within the estimated hours provided to Triad with respect to each such project. Attached hereto as Schedule D is the list of initial development projects, including

Special Services projects (each, a “Project” and such list (as it may be updated and re-prioritized as contemplated herein, the “Project List”), in priority order, pending as of the Closing, including the hours estimated to be required in order to complete each Project. At least monthly thereafter during the Term, Company will update the Project List with additional or different Projects, as requested by Triad. Triad shall then re-prioritize the Project List, in order to reflect then-current needs and priorities of Triad, and Company shall reset its timing estimates accordingly. If, at any time during the Term, Company determines that the completion of all Projects on the Project List scheduled to be completed in the immediately subsequent calendar quarter requires more employee time and Service capacity then allocated to Special Services, Company shall promptly notify Triad of such lack of capacity, and the members of the Committee appointed pursuant to Section 13.1 shall negotiate in good faith to re-prioritize the Project List and timing estimates and otherwise resolve such capacity utilization issues in a commercially reasonable manner.
     2.3. Service Administration. The Parties shall coordinate all communications, questions and Dispute resolution with respect to all Services as described in Article XIII, except with respect to specific arrangements set forth in the Schedules describing the Services and any other arrangements made with respect to Special Services.
     2.4. Payment for Services By Affiliates and Third Party Vendors. Company shall be responsible to pay its Affiliates for any Services provided by such Affiliates to Triad, and shall pay Third Party vendors and suppliers for Third-Party Vendor Costs. To the extent any of the foregoing labor costs pursuant to a Change Order or Work Order approved by both Parties are “Incremental Costs” under the terms hereof, such items will be invoiced to Triad pursuant to Article V.
     2.5. Performance by Company. Company shall perform the Services in a workmanlike and professional manner and in accordance with the Service Level Standards specified in the Schedules under this Agreement, but in no event shall Company be held to a standard with respect to any service that is higher than that actually in effect at Triad prior to the Effective Date. Company shall perform those tasks, make available the Company Personnel and provide the reports, deliverables and information with respect to the Services as expressly set forth in the Schedules hereto or otherwise agreed by the Parties in writing. The Company anticipates that it will deliver Services to Triad in North Carolina in support of Triad’s United States run-off business. Nothing in this Section 2.5 shall be deemed to: (a) limit Company’s ability to perform Services for the benefit of Triad in or from other jurisdictions in Company’s sole discretion; or (b) conflict with Section 5.7 herein. It is anticipated by the Parties that the primary Services generally will not result in the transfer of tangible property.
     2.6. Cooperation of Triad. Triad shall use commercially reasonable efforts to cooperate with Company in any manner reasonably requested in order to facilitate timely and proper performance of the Services. In connection with Company’s provision of the Services, including with testing of the Base Services or if Company has developed any Special Services (e.g., any new or upgraded software or Services), Triad will cooperate in a reasonable and timely manner with all reasonable requests, including user testing and the validation of such software or Services upgrades. During the first six (6) months following the Closing Date, or such longer period until the Triad Technology Platform is production ready, compliant with all Applicable Laws and required approvals of Governmental Bodies, and capable of on-boarding its first customer, Company will not request such end user cooperation in testing more than once per month, which cooperation by Triad’s Personnel shall not exceed forty (40) hours without Triad’s consent. Following such initial six (6) month or longer period after the Closing Date, Company will not request such end user cooperation in testing more than once per calendar quarter, which cooperation by Triad’s Personnel shall not exceed forty (40) hours without Triad’s consent. Triad’s failure to cooperate with Company in the manner described in this Section 2.6 or as otherwise reasonably requested by Company shall not relieve Company of its obligations hereunder except and only to the extent that such failure would preclude or materially interfere with performance by Company of a particular component of the Services that it is obligated to provide. In addition, the Parties agree that no more than one time each calendar year Company may request the testing of a scheduled upgrade that requires a more significant testing obligation. The Parties agree to use commercially reasonable efforts to comply with any such request for an annual testing event so long as such request has included reasonable prior notice to Triad.
     2.7. Services Not to Be Withheld. Provided Triad is not in material breach of its obligation under this Agreement which prevents Company’s ability to perform services under this Agreement, including its obligation to pay Service Fees hereunder (excluding (i) any good faith dispute by Triad with respect to any Service Fees under Section 5.1 and (ii) a Force Majeure event), Company shall not intentionally withhold the provision of any or all of the Services for any reason during the Term. If Company breaches the provisions of this Section 2.7, Company agrees that Triad shall be irreparably harmed. In such event, Triad shall be entitled to apply to a court of competent jurisdiction for an injunction compelling specific performance by Company of its obligations under this Agreement.
     2.8. Reduction or Early Termination of Technology Development Services. Triad may at any time, and from time to time, after the second anniversary of the Effective Date, deliver to Company an irrevocable “Notice of Early Termination or Reduction” in respect of a termination or reduction of a Technology Development Service, which notice shall include a representation to the effect that Triad has made arrangements to operate its business with reduced amounts, or without any, of such Technology Development Service hours from Company. The effective date for any such Notice of Early Termination or Reduction shall be deemed to be the later of (x) the ninetieth (90th) day following Company’s receipt of such Notice of Early Termination or Reduction or (y) the date set forth in the Notice of Early Termination or Reduction (the “Notice Effective Date”). In connection with a Notice of Early Termination or Reduction, from and after the Notice Effective Date, Company shall have no obligation to provide such hours of Technology Development Service specified in the Notice of Early Termination or Reduction, and Triad shall have no obligation to pay any Service

Fees in respect of such terminated Technology Development Service hours performed from and after the Notice Effective Date.
     2.9. Services at Triad’s Option. Any maintenance, update or similar Services performed pursuant to requirements hereunder are performed at Triad’s request, Triad having voluntarily elected to receive such Services. To the extent such Services are performed with respect to software, the Parties acknowledge that other agreements comprising the Transaction Documents (such as the Purchase Agreement) form the basis for any transfer of software. No election by Triad not to receive any Information and Maintenance Services shall result in any reduction of the Service Fees. In the event that Triad elects in writing to reduce maintenance services and as a result does not procure at its own expense any required Third Party maintenance services, or renewals of same, for software or Equipment, then Company may procure such required maintenance and pass through to Triad all associated costs and fees, and Triad shall pay such costs and fees in accordance with Article V hereof. To the extent that any election by Triad under this Section 2.9, including any failure by Triad to maintain in effect Third Party maintenance services, prevents, impedes or adversely affects any of the Services, Company shall be relieved of any obligations or liability whatsoever with respect to such affected Services, including without limitation all affected Service Level Standards.
     2.10. Obligations of Triad. Triad acknowledges the dependency of the Services upon its cooperation with Company and therefore Triad agrees that at all times it shall use commercially reasonable efforts to:
          (a) provide Company, its Affiliates and their respective subcontractors with access to its facilities as is reasonably necessary for Company, its Affiliates and their respective subcontractors to perform the Services;
          (b) provide Company, its Affiliates and their respective subcontractors with information and documentation reasonably necessary for Company, its Affiliates and their respective subcontractors to perform the Services;
          (c) make available, as reasonably requested by Company, its Affiliates or their respective subcontractors, reasonable access to appropriate Triad Personnel and provide timely decisions in order that Company may perform its obligations hereunder;
          (d) cooperate with Company during the Service Grace Period to enable Company to review and assess all information and records of service levels and performance criteria applicable to the Triad Technology Platform, including all maintenance, development and support therefor, which were in existence at Triad prior to the Effective Date;
          (e) cooperate with Company in the installation and end user testing of all software or other materials developed by Company in connection with deliverables under the Base Services, including making Triad Personnel and Equipment available for the purposes of such testing (and subject to the condition that Triad’s failure to cooperate with the Company in the manner reasonably requested shall not relieve Company of its obligation hereunder, except and only to the extent that such failure would preclude or materially interfere with performance by Company a particular component of the Services that it is obligated to provide);
          (f) comply in all material respects with all terms and conditions applicable to Triad under any Schedules to this Agreement;
          (g) not download software to computers without the prior written consent of Company; and
          (h) minimize the expense, distraction and disturbance to Company, its Affiliates and their respective subcontractors by Triad Personnel in the performance of their respective obligations under this Agreement.
     2.11. Compliance with Legal Requirements. Company shall not provide, and shall not be obligated to cause to be provided, any Service to the extent (but only to the extent) that the provision of such Service would require Company, its Affiliates or their respective subcontractors or any of their respective officers, directors, employees, agents or representatives to violate any Applicable Law. If the provision of a Service hereunder would be prohibited under the foregoing sentence, the Parties shall work together in good faith to modify such Service or provide alternatives to such Service that are not prohibited and that provide to Triad to the extent practical the benefit of the affected Service to the extent permitted under Applicable Law; provided that Company shall not be obligated to modify any Service, without additional compensation by Triad, to the extent that such modification entails material additional costs to Company. Each Party shall be responsible for ensuring that its business (including, in the case of the Company, its performance of the Services) complies with all Applicable Law. Triad shall not request Company to provide any Service to the extent Triad knows or reasonably should know that providing such Service would likely violate any Applicable Law or the terms of any agreements between Triad and any Third Party.
     2.12. No Additional Resources. Except as expressly provided in this Agreement, in a Schedule hereto, Work Order or Change Order or in the Purchase Agreement, Company, in providing or causing to be provided the Services, shall not be obligated to:
          (a) hire any additional employees, retain any current employees, offer any incentive to current employees, maintain the employment of any specific employees or train or retrain any employee with respect to the Services;
          (b) purchase, lease or license any additional information technology equipment or systems;
          (c) maintain any particular procedure, equipment or system so long as Company does not make any changes that, individually or in the aggregate, materially alter the procedures that were used to support Triad prior to the Closing Date;

          (d) take any other action not in accordance with past practices in servicing the Purchased Assets as related to Triad’s run-off business; or
          (e) pay any costs related to the conversion or migration of data to Triad or to any alternate supplier of services to Triad.
     2.13. General Savings Clause. Company shall not be deemed to be in breach of this Agreement and no penalties or Service Credits shall accrue if, but only to the extent that: (a) Company’s performance of any of the Services or any component part thereof is dependent upon the performance by Triad of a related Triad obligation to Company (including Triad’s obligations under Section 2.10), and Triad has delayed or failed to provide such performance; or (b) a latent or dormant flaw or imperfection exists in the Licensed Technology at the time of the Closing Date that is discovered prior to the end of the eighteen (18) month period commencing on the Effective Date and such flaw or imperfection is the primary and dominant reason for Company’s inability to perform a Service (each, a “Latent Condition”) provided that if the Parties do not agree on the “cause” then the Parties shall resolve pursuant to Article XIII herein. During the eighteen (18) month period commencing with the Effective Date, the resolution or fix of a Latent Condition shall be charged to Triad and satisfied by: (a) allocation of available service hours under Section 2.1(e) (to the extent available); and (b) to the extent service hours under Section 2.1(e) are not available, payment of cash in respect of the programmer and analyst hours involved in such resolution at the FTE Rate.
ARTICLE III
SCOPE OF SERVICES; CHANGE PROCESS
     3.1. General Scope. Company shall use commercially reasonable efforts to provide each of the Services in accordance with the descriptions in the Schedules hereto and any Work Order entered into hereunder, which the Parties agree is intended to describe and define substantially equivalent services practiced or received by Triad immediately prior to the Closing. The foregoing shall not be deemed to restrict Company’s obligations to provide for and accommodate Triad’s disk space and data storage growth requirements for its run-off business throughout the Term in order adequately to provide the Services. Triad represents that, as of the Effective Date, all of its desktop and laptop computers are configured in accordance with Triad’s standard configurations as of such date. Triad represents that it has used its good faith efforts to provide on the Schedules hereto a reasonably detailed description of substantially and materially all of the services it requires from Company related to Triad’s United States run-off business as of the Closing Date (which were practiced or received by Triad before the Closing; however, Company acknowledges that specific tasks, work or deliverables related or incident to the scheduled Services may have been omitted from the Schedules either due to inadvertence or immateriality and Company agrees that it shall provide any such omitted services to Triad (a) without additional charge to Triad; (b) without specific Service Level Standards (unless the Parties otherwise agree in writing); and (c) on terms otherwise reasonable and agreed by the Parties. The foregoing is not intended to materially modify Company’s obligations hereunder. Any such omitted services contemplated by the preceding sentence the provision of which would individually or in the aggregate materially increase the scope of the Services or Company’s obligations hereunder and which are materially in excess of Triad’s practices prior to Closing shall be subject to the Change Order process set forth in Section 3.3 and additional Costs to be incurred by Triad, if applicable, shall be incurred only on a prospective basis.
     3.2. Maintenance Windows. Company may shut down the Services in accordance with reasonable pre-scheduled maintenance windows mutually agreed by the Parties or at any time due to a Security Breach. The scheduled maintenance windows shall always be planned to be performed outside customary Business Hours, or if such timing is not practicable, shall be planned to be performed so that such downtime shall not adversely and unduly affect Triad’s operations to which the provision of such Services relate. In the event maintenance is nonscheduled, where feasible Company shall notify Triad in writing (electronic or otherwise) not less than twenty-four (24) hours in advance of such emergency maintenance. Where written notice is not feasible, Company shall give prompt oral notice to Triad’s Level 1 Contact, which notice shall be promptly confirmed in writing (electronic or otherwise) by Company. Company shall afford Triad the benefit of any arrangements for substitute services during normal maintenance windows to the extent that Company makes available such substitute services for its own comparable business operations.
     3.3. Changes in Scope.
          (a) Company shall provide the Base Services utilizing the Triad Technology Platform and such other equipment, systems or technology as Company reasonably deems necessary for the performance of the Base Services. In the performance of the Base Services, Company shall adhere to the provisions of Triad’s Customer Services Manual and shall use commercially reasonable efforts to achieve consistency, where appropriate, with the other applicable policies, practices and methodologies used to support Triad immediately prior to the Closing Date to the extent these have been furnished to Company prior to the Closing Date.
          (b) During the Term, the Parties may require that the Base Services be modified to comply with then-existing Applicable Law or to facilitate the efficient and orderly conduct of Triad’s operations and business (a “Service Modification”). Either Party may propose a Service Modification and the Parties shall cooperate to mutually prepare a detailed description of each proposed Service Modification (each, a “Change Order”). All Change Orders must contain: (i) a description of any additional work to be performed and/or changes to the performance required of either Party, including the estimated number and skill level of personnel necessary to make such changes and/or additions and the availability of such personnel over the ensuing period; (ii) a statement of the impact of the additional work or changes on the Services, schedule, costs or other requirements of this Agreement; (iii) acceptance test procedures for such additional work, if applicable; (iv) identification of service category (i.e., Maintenance Services, Technology Development Services or Special Services); and (v) signatures of duly authorized individuals of each Party. Company may proceed with modifications to its own services so long as it does not materially disrupt the Services (or any of them) or violate the Service Level Standards. Company shall accept any such Change Order requested by Triad; provided that subject to Section 3.1, in the event that the acceptance of a particular Change Order requested by Triad would require Company to incur Third Party Vendor Costs, or to expend incremental effort, resources or performance beyond that which is required under this Agreement prior to the acceptance of such Change Order, then Company shall promptly provide notice to Triad (in a manner permitted pursuant to Section 15.1) of the impact of such Change Order, including, without limitation, any Service Fees or allocation of Technology Development Services hours. No Change Order shall take effect until the Parties have agreed with respect to such changes, fees or re-allocation of hours. If appropriate, the Parties shall negotiate in good faith an equitable cost or hours adjustment in connection with such Change Order requested by Triad.
          (c) Company shall provide to Triad all proposed Service Modifications on the terms set forth in this Section 3.3(c). Company shall complete and implement Service Modifications on the schedule required by Applicable Law or as agreed by the Parties, taking into account Company’s pre-existing work load, the amount of advance written notice given to Company by Triad, and other service obligations and requirements of Triad already being provided by Company pursuant to this Agreement. Unless otherwise agreed by the Parties, Company’s time expended to implement and deliver a Service Modification proposed by Triad shall be treated as Special Services for purposes of allocating hours, paying the FTE Rate and other matters. Notwithstanding anything herein to the contrary, no Service Modification proposed by Company shall (i) result in additional Service Fees, costs or expenses to Triad or (ii) count towards hours allocated to Technology Development Services under Section 2.1(e).
          (d) If a Change Order is delivered in accordance with this Article III, the definition of Services and the Schedules hereto will be deemed amended to reflect the implementation of the Service Modification as well as any other terms and conditions agreed upon by the Parties in writing.
ARTICLE IV
LICENSE GRANTS
     4.1. License Grant. Subject to the terms and conditions of this Agreement, Company hereby grants to Triad a fully paid-up (i.e., free), nonexclusive, nontransferable and limited license in the United States during the Term to access and use the Licensed Software for Triad’s internal business purposes in connection with using the Services. To the extent and only to the extent that Triad may require a license to any Company Intellectual Property in connection with receipt of the Services, Company grants to Triad a fully paid-up (i.e., free), nonexclusive, nontransferable and limited license in the United States during the Term to access and use Company Intellectual Property solely for the purpose of receiving and using the Services in Triad’s normal course of business. Triad shall not have the right to reproduce or make any back-up or archival copies of Company Intellectual Property. No other license of any kind, express or implied, is granted to Triad in Company Intellectual Property and Company reserves all of its rights therein except as expressly granted in this Agreement.

     4.2. Subcontractors. Subject to Company’s prior written approval, which shall not be unreasonably withheld, Triad may allow use of all or part of the Licensed Technology to Third Parties (including, without limitation, contractors and outsourcers) performing services for Triad. As a condition of each such third party’s use of the Licensed Technology, the third party shall execute a confidentiality agreement with Triad in which the third party agrees to use the Licensed Technology and information obtained from Triad concerning the Licensed Technology only to perform services for Triad and also agrees not to disclose any information concerning the Licensed Technology to any third party or to use the Licensed Technology for the benefit of anyone other than Triad. In addition, Triad shall be required, at Company’s request, to (a) provide Company with a copy of any such confidentiality agreements between Triad and any third parties using the Licensed Technology to perform services for Triad under this Section 4.2; and (b) name Company as a third party beneficiary to the enforcement of any intellectual property rights and confidentiality provisions of such third party agreements or arrangements under this Section 4.2.
     4.3. Escrow.
          (a) On the Closing Date, Triad, with the cooperation of Company, shall place in a Third Party technology escrow with the Escrow Agent for the benefit of Triad (and Triad shall be registered as a Preferred Beneficiary under the terms of the Technology Escrow Agreement) (the “Technology Escrow”) the following, whether in print or electronic form: the computer program object code, source code and documentation relating to the then-current production version of the Licensed Software, including maintenance and support records, audit records, policy documents, existing technical manuals associated with the source code; system specifications, scripts, database schemas and documentation; documentation and data; existing compilation procedures in human and machine readable form; existing execution procedures in human and machine readable form; existing system flow charts, programmers’ notes, program flow charts, file layouts, report layouts, and screen layouts (the “Documentation”), as previously used by Triad to operate, support or maintain the proprietary computer program code in the Triad Technology Platform (collectively, the “Initial Escrowed Material”). Triad shall be solely responsible for the accuracy and completeness of the Initial Escrowed Material and for any defects in the Services to the extent that these are attributable to the inaccuracy or incompleteness of the Initial Escrowed Material as deposited by Triad. The Initial Escrowed Material shall not include any computer program code, documentation or other materials that are owned by a Third Party or that is owned by Triad, but according to the terms of any applicable contract, arrangement or understanding with Third Party, may not be placed into escrow and licensed by Company to Triad pursuant to the Escrow License Agreement, unless expressly agreed otherwise by the Parties and stated in the Technology Escrow Agreement. Under no circumstances shall the Initial Escrowed Materials include hardware.
          (b) On a monthly basis from the Closing Date to the fifth (5th) anniversary of the Closing Date and thereafter on an annual basis to the end of the Term,

Company shall place in the Technology Escrow: (i) a “snapshot” of the then-current version of the Licensed Software, including all updates, changes, alterations or modifications to the Licensed Software that constitute Required Developments, Technology Development Services and Discretionary Developments; and (ii) any and all updates to the Documentation (collectively, (i) and (ii) shall be referred to as a “Periodic Snapshot” and, together with the Initial Escrowed Material, the “Escrowed Material”). To the extent that following the Closing Date other computer program code materials are (i) created by Company solely in the normal course of its business operations and (ii) necessary for Company to operate, support or maintain the proprietary computer program code in the Licensed Software, such Periodic Snapshots shall also include such additional materials. The Periodic Snapshots and other Escrowed Material will not include any discretionary development performed by or for Company other than the Discretionary Development, unless such discretionary developments are deemed Licensed Software by mutual written agreement of the parties.
          (c) Unless the Parties otherwise agree in writing, Escrowed Material (including the Initial Escrowed Material and any Periodic Snapshots) will not include (i) any computer program object code, source code, documentation, forms, records, policy documents, system specifications, scripts, logs, programmer notes, databases or other materials of any kind used only in the operation of Triad’s business in Canada or any other region outside of the United States; (ii) any computer program code or related materials that are not owned by Company; or (iii) any other materials developed by or on behalf of Company or acquired by Company and which are not (a) Required Developments, (b) Discretionary Developments, (c) Technology Development Services (as contemplated by Section 2.1(e)), or (d) otherwise necessary to operate the Licensed Technology in support of Triad’s run-off business (including, without limitation, any modification contemplated by Section 3.3(b)).
          (d) Upon receipt by Company of an Escrow Release Notice (as defined in the Technology Escrow Agreement), Triad shall be granted a worldwide, limited, non-exclusive, personal, non-transferable (except as provided below), royalty-free, perpetual right to use the Escrowed Material solely for its internal business purposes subject to the terms and conditions set forth in a License Agreement in substantially the form of Exhibit B (the “License Agreement”). Except as otherwise provided herein, the Escrowed Material shall only be available for release from the Escrow during the time period beginning with the second anniversary of the Closing Date and ending on the seventh anniversary of the Closing Date.
          (e) Unless otherwise expressly set forth in the Technology Escrow Agreement, Triad shall be responsible for and pay all fees of the Escrow Agent for establishing, maintaining and verifying the Technology Escrow, and Company shall be responsible for and pay all of its internal costs and other expenses associated with creating and maintaining the materials to be included in the Technology Escrow (other than the Escrow Agent’s fees), including delivering the Periodic Snapshots and other Escrowed Material. Either Party’s failure to fulfill its obligations under this Article IV shall be deemed a breach of a material term of this Agreement. Under no circumstances shall Company have any Liability whatsoever under this Agreement to Triad or its Affiliates with respect to any loss or claim relating to or arising out of (i) the completeness, accuracy or authenticity of the Initial Escrowed Material; (ii) ownership of or valid title to all or any part of the Initial Escrowed Material, including without limitation any Encumbrances of any kind thereon existing as of the Closing Date, or the validity and enforceability of any Intellectual Property rights in the Initial Escrowed Material; (iii) any breach of the Technology Escrow Agreement by the Escrow Agent thereunder or its representatives, or (iv) any infringement of any copyrights, patents, trademarks or service marks, or misappropriation of any trade secrets, belonging to any Person to the extent that any infringement or misappropriation is based upon the Initial Escrowed Material.
          (f) Company shall conduct annual testing of the Escrow Material as set forth on Exhibit D hereto.
     4.4. No Waiver. Receipt of such source code does not constitute (a) waiver of any other remedies available to Triad for Company’s breach pursuant to this Agreement or any other agreements, or (b) any admission of fault by Company in the performance of its obligations under this Agreement.
ARTICLE V
FEES AND PAYMENT FOR SERVICES
     5.1. Service Fees. Triad shall pay monthly service fees (“Service Fees”) in respect of the Services as set forth herein.
          (a) Base Services Other than Technology Development Services. For Base Services other than Technology Development Services, Triad shall pay Company Service Fees as follows: (i) commencing on the Effective Date and continuing until the first anniversary of the Effective Date, Triad shall pay a monthly fee of $416,500 (prorated for any partial month) plus any Incremental Costs incurred during the month; and (ii) on or after the first anniversary of the Effective Date, Triad shall pay a monthly service fee comprised of the product of (x) Monthly Policies in Force and (y) the Annual Service Cost divided by 12 (prorated for any partial month).
          (b) Technology Development Services. For Technology Development Services, Triad shall pay Company Service Fees as follows: (i) commencing on the Effective Date and continuing until the first anniversary of the Effective Date, Triad shall pay a monthly fee of $103,500 (prorated for any partial month) plus any Incremental Costs incurred during the month; and (ii) on or after the first anniversary of the Effective Date and subject to Section 2.8, Triad shall pay a monthly service fee comprised of the product of (x) Monthly Policies in Force and (y) the Annual Technology Development Cost divided by 12 (prorated for any partial month).
          (c) Notwithstanding the foregoing Sections 5.1(a)-(b):

     (i) The aggregate Monthly Service Fees paid by Triad under Section 5.1(a) and (b) during the Initial Term shall be at least $150,000 for Base Services (including Technology Development Services) (such amount to include the dollar value of any Required Developments which have been made utilizing the Technology Development Services hours described in Section 2.1(e)(i) hereof); and
     (ii) The aggregate Service Fees paid by Triad during each Extension Term shall not exceed the Service Fees paid by Triad during the Reference Period, as the same are adjusted (upward or downward) in order to give effect to (x) the percentage change in the CPI from the end of the Reference Period to the applicable Extension Term, (y) any change in the number of Policies in force or differences in the Services requested by Triad under Article III and (z) any other terms and conditions as may be mutually agreed by the Parties.
          (d) For the Special Services, Triad shall pay Company the amounts required pursuant to Section 2.2.
          (e) If the Closing Date falls in the middle of the month, then the Service Fee for both the first month and the first month following each anniversary will be prorated.
     5.2. Ongoing Maintenance Fees and Support Services Charges. During the Term, Company shall manage and bear all costs associated with, and maintain in full force and effect, (a) the Third Party agreements transferred to Company pursuant to the Purchase Agreement; (b) new Third Party agreements procured as a replacement for a Third Party agreement that is not assigned to or assumed by Company under the Purchase Agreement and (c) procurement, installation and testing functions in connection with hardware components of the Triad Technology Platform and Third Party technology as mutually agreed by the Parties pursuant to one or more Work Orders or Change Orders. Nothing herein shall be deemed to obligate Company to procure or provide maintenance for hardware or software which is no longer supported by the Third Party vendor or which has been discontinued or is no longer commercially available (with the exception of Company’s obligations under Schedule A with respect to Triad’s telephone system and the Mercator software).
     5.3. Allocation of Charges. The determination of whether any Services shall be characterized as Base Services (other than Technology Development Services) or as Technology Development Services shall be made solely on the basis of the nature of the task to be performed (e.g., maintenance versus software development resulting in new functionality) and without regard to the job designation or training of the individual carrying out the applicable task.
     5.4. Adjustments to Annual Services Costs. The Parties acknowledge that modifications of the Licensed Technology as a result of the performance of Technology Development Services or Special Services may have the effect of increasing or decreasing the costs to Company of performing the Base Services, including the costs of maintenance of the Licensed Technology. Accordingly, upon either Party’s request (not more frequently than annually), the Committee shall meet and confer on adjustments in the Annual Services Costs as a result of the performance of Technology Development Services or Special Services and shall promptly and in good faith, but subject to Section 5.1(c)(i), implement an adjustment to the Annual Services Cost on a going-forward basis to reflect the fully-allocated costs to Company of providing the Base Services.
     5.5. Invoices and Payment.
          (a) Unless earlier and/or more frequent invoicing is required for Tax or other purposes under Applicable Law, within thirty (30) calendar days after the last day of the first month after the Closing Date and each month of the Term thereafter, and within thirty (30) calendar days after the last day of the Term, Company shall invoice Triad in arrears for the Service Fees covering all Services provided in the immediately preceding calendar month, or a pro-rata portion of such fees for any partial month (if applicable) together with applicable Taxes, if any. Triad shall pay each such invoice, less any amounts disputed in writing, within fifteen (15) calendar days of receipt.
          (b) If Triad in good faith disputes owing any amount stated on an invoice, it shall notify Company in writing stating the amount of the Dispute and giving the reasons for the Dispute. The Dispute shall be resolved pursuant to the provisions of Article XIII.
          (c) All payments by Triad under this Agreement shall be in U.S. dollars by electronic transfer of immediately available funds to Company’s designated account.
     5.6. Invoices. Each separate component of the Services shall be itemized and invoiced by Company. With each invoice, Company shall provide Triad with a reasonably-detailed calculation of the applicable Service Fees and a breakdown of the Incremental Costs and other charges included on such invoice.
     5.7. Tax Matters. Company shall be responsible for the reporting and payment of all Taxes associated with the Services (including, without limitation, applicable withholding Taxes with respect to Company Personnel to the extent accrued after the Closing Date) other than Triad’s net income Taxes and sales, value-added or similar use taxes assessed to Triad on its receipt or use of the Services. Each party agrees to indemnify and hold the other, its Affiliates, stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Tax Indemnified Parties”) harmless from and against, and will pay to any Tax Indemnified Party, the amount of any and all Losses incurred or suffered by any Tax Indemnified Party arising out of or relating to (including, but not limited to, interest assessed or penalty and reasonable attorneys fees incurred) a party’s failure to pay its Taxes in accordance with this Section 5.7.

ARTICLE VI
SERVICE LEVEL STANDARDS; COMMITMENTS
     6.1. General. Company shall perform the Services in compliance with Applicable Laws and in accordance with the Service Level Standards set forth in this Agreement or any Schedule, Work Order or Change Order. The Services will be accessible and available to Triad between 7 a.m. and 7 p.m. Eastern time, Monday through Friday, except for Triad identified holidays (“Business Hours”); provided, however, that the Core Applications will be accessible and available to Triad twenty-four (24) hours per day, seven (7) days per week, except for scheduled maintenance and repairs as described herein, including in each applicable Schedule. Company will maintain telephone helpdesk support (the “Help Desk”) during Business Hours for purposes of the Uptime Measurement Period, and shall furnish on call support for outages occurring with respect to Services indicated as having a severity level of “1” on the applicable Schedule, Work Order or Change Order on weekends, holidays and at all other times when the Help Desk is not available. Each request for support services will promptly be assigned a ticket number and be prioritized by Company in accordance with the guidelines set forth in a Schedule, Work Order or Change Order with respect to individual Service categories (the “Service Level Standards”). Except as otherwise set forth in the applicable Schedule, Company shall respond to any request for support services within the time frame for the Service or severity level (as indicated in the applicable Schedule, Work Order or Change Order).
     6.2. Uptime. Subject to the terms of Section 6.4, and any other exceptions agreed in advance in writing by Triad, each Core Application shall be available for Triad’s use not less than the percentage of the time (the “Uptime Percentage”) in any given calendar month as set forth below.

Core Application	Target Uptime Percentage

MINT	99%

TAXI servicing	99%

E-mail	99%

EZ Scan-QA	The lesser of (x) 98.5% or (y) the daily arithmetic average Uptime Percentage during the Service Grace Period

Intranet access	The lesser of (x) 98.5% or (y) the daily arithmetic average Uptime Percentage during the Service Grace Period

Internet access	The lesser of (x) 98.5% or (y) the daily arithmetic average Uptime Percentage during the Service Grace Period

The Uptime Percentage shall be calculated as follows:
where:
“n” is, with respect to the applicable Service, the total number of hours between 7 a.m. and 7 p.m. Eastern Time on business days, excluding Triad-identified holidays (the “Uptime Measurement Period”) in a given calendar month less (a) mutually agreed-upon scheduled maintenance hours, (b) hours during which a Force Majeure Event is occurring without resolution, (c) hours during which the Service is not available due entirely to the fault of a Company Third Party who is not in breach of its performance under a contract, arrangement or understanding with Company that was included in the Purchased Assets; and (d) hours during which a Service is not available due to the failure of any equipment, software or system not tested by Triad after commercially reasonable notice and request from Company to test such equipment, software or system, in each case to the extent and only to the extent any such Force Majeure Event, maintenance hours or unavailability occur during the Uptime Measurement Period or a Latent Condition. Notwithstanding the foregoing, during the period commencing on the last day of the Service Grace Period and ending on the last day of the immediately subsequent calendar month, Company shall have the right, by delivering written Notice, to have Uptime Percentage with respect to any or all Core Applications calculated with “n” based on calendar hours (i.e., the number of hours in a calendar month) rather than the hours between 7 AM to 7 PM, all other reductions to the definition of “n” in Section 6.2 remaining the same.
“x” is the Uptime Percentage (in any month in which a Service commences on any day other than the first day of the month, the calculation of “x” shall be prorated); and
“y” is the total number of hours during the Uptime Measurement Period during which the subject Service is not available in a given calendar month.
In addition to the amounts or credits due to Triad pursuant to Section 6.3, in the event that Company fails, in any calendar month, to meet the Uptime Percentage with respect to any individual Core Application, Triad will recover service credits specified below:

Difference between Actual
Uptime Percentage and
Target Uptime Percentage	Service Credits
≤ 100 basis points	0.5%
≤ 200 basis points >100 basis points	1%
≤ 300 basis points >200 basis points	2%
≤ 400 basis points >300 basis points	3.5%
≤ 500 basis points >400 basis points	5.%
>500 basis points	Additional 1.5% for each additional 100 basis points
of the then-current monthly Service Fees (without regard to reductions as a result of Service (“Service Credits”) or other off-set available pursuant to the Transaction Agreements). If multiple Core Application outages in a calendar month are caused by one root cause, then Company shall be assessed Service Credits on the Core Application that was identified as the root cause and shall not be assessed a penalty on any other Core Application in such calendar month..
     6.3. Failure to Meet Service Levels; Categorization of Service Level Failures.
          (a) In the event Company fails to deliver or perform the Services in accordance with the Service Level Standards, Company shall investigate the root causes of the failure, report its finding to Triad in writing and use diligent efforts to correct any deficiencies and prevent recurrence. In the event Company fails to meet any Service Level Standards, whether in respect to response time, resolution time, or any other material component of the Service Level Standards set forth herein or any applicable Schedule, Work Order or Change Order, Triad will recover the Service Credits measured as a percentage of Triad’s Service Fees (without regard to reductions as a result of Service Credits) for the month in which the Failure occurs (which Service Fees shall be deemed to be the greater of the actual amount or $150,000) as specified herein. For purposes of categorizing Failures with respect to severity levels (and awarding related Service Credits), any Failure that may reasonably be described or categorized in more than one level of severity shall only be deemed a Failure as to the highest level of severity applicable (with severity level “1” being the highest and severity level “3” being the lowest) and shall not be counted as a Failure for any lower affected severity levels; accordingly, no single Failure may be counted for Service Credit purposes more than once except: (i) as contemplated in counting Severity 2 Failures and Severity 3 Failures as set forth in Section 6.3(c)(iii); and (ii) a Failure affecting the Uptime Percentage may both (A) give rise to Service Credits related to the Uptime Percentage and (B) be counted both as a Failure as contemplated by Section 6.3.

          (b) Severity 1 Failures. Unless otherwise set forth in an applicable Schedule or Work Order, Triad shall accrue Service Credits in respect of Severity 1 Failures measured on a monthly basis as follows:

Frequency of Severity Level 1 Failures	Service Credits as a
(# times per Calendar Month;	Percentage of Monthly
measured in the aggregate)	Service Fees
1	1.5%
2	3.0%
3	5.0%
4	8%

Each additional Failure	an additional 3% per failure
          (c) Severity 2 and Severity 3 Failures. Unless otherwise set forth in an applicable Schedule or Work Order and subject to the terms and conditions set forth in this Article VI, Triad shall accrue the Service Credits set forth below in each calendar month or series of consecutive calendar months in which a Service Credit applies (each, a “Penalty Month”). “Penalty Months” shall commence in the month immediately following a Broad Failure, Chronic Failure or Long-Term Failure (as defined below), and shall continue for consecutive calendar months until any or all such Broad Failures, Chronic Failures and/or Long-Term Failures have been remediated in accordance with Section 6.3(c)(ii).

Service Credits as
a Percentage of
Monthly Service
Penalty Months	Fees
1st Penalty Month	1%
2nd Penalty Month	2%
3rd Penalty Month	3%
4th and 5th Penalty Months	5%
≥ 6th Penalty Month	10%
     (i) As used herein:
     (A) “Broad Failure” means, solely with respect to Severity 2 Failures and Severity 3 Failures, more than fifteen (15) Failures in a single calendar month.
     (B) “Chronic Failure” means, solely with respect to Severity 2 Failures and Severity 3 Failures, a Failure that occurs twenty-five percent (25%) or more in connection with the performance of a Frequent Service in a calendar month.
     (C) “Long-Term Failure” means, solely with respect to Severity 2 Failures and Severity 3 Failures, a Failure that occurs in connection with the performance of the same discrete Service during each of at least four (4) consecutive calendar months.
     (ii) Remediation efforts by Company shall begin promptly upon Company’s awareness of the existence of a Failure but no later than receipt of notice of a Failure from Triad. Remediation is considered successful, and the charging of Penalty Months shall cease, effective as of the end of the then-current month (subject to re-commencement upon the occurrence of a subsequent Broad Failure, Chronic Failure or Long-Term Failure) if: (A) the number of recurring Severity 2 Failures and Severity 3 Failures that contributed to the occurrence of a Broad Failure is fewer than five (5) in such month, (B) the failure rate of any Service giving rise to a Chronic Failure falls below five percent (5%) in such calendar month, or (C) the failure rate of any Service giving rise to a Long-Term Failure is zero (0) in such calendar month.
     (iii) For purposes of counting Severity 2 Failures and Severity 3 Failures in determining whether a Broad Failure, Chronic Failure or Long-Term Failure condition has occurred or has been remediated, (A) the Failure of an Infrequent Service shall be counted upon such Failure and on the expiration of each incremental resolution period after which such Failure remains unresolved, and (B) the Failure of a discrete Frequent Service shall be counted only once per required occurrence of the Service per calendar month, and the failure to resolve such Failure prior to the beginning of each subsequent calendar month shall be counted as another Failure unless such Failure occurred during the last three business days of a calendar month, in which case the Failure shall not be counted as an additional Failure on the first day of such subsequent calendar month.
     6.4. Service Credit Limits; Carry-Forward. Service Credits available to Triad under Sections 6.2 and 6.3 shall be limited to being applied to offset no more than 7.5% of Service Fees that could be applied to Triad in each calendar month (without regard to reductions as a result of Service Credits or other off-set available pursuant to the Transaction Agreements). Notwithstanding anything herein to the contrary, in no event will Service Credits available to Triad under Sections 6.2 and 6.3 exceed, in the aggregate, 10% of Service Fees that could otherwise be charged to Triad in each calendar year (without regard to reductions as a result of Service Credits or other off-set available pursuant to the Transaction Agreements). Company shall give Triad prompt written notice if sufficient Failures and violations of the Uptime Percentage have occurred such that the limit in the immediately preceding sentence will be used to reduce Service Credits applied for the benefit of Triad, and Triad will have a period of thirty (30) days from its receipt of such notice to terminate this Agreement by written notice to Company, which termination shall have the effects contemplated by Article X. Unapplied Service Credits shall be carried forward and applied against subsequent Company invoices for Services until the end of the calendar year, at which time Unapplied Service Credits will be applied, at Triad’s option, against remaining Service Fees (without regard to monthly limitations), applied against Transfer Assistance Services (if applicable), or paid to Triad. Periodically as appropriate or as agreed in each applicable Schedule, and at least once during each calendar year during the term of this Agreement, the Parties may review the Service Level Standards and penalties in connection with Failures and adjust them, if appropriate, pursuant to the process set forth in Section 3.3. Any such mutually agreed-upon changes shall be documented pursuant to Section 15.2. In addition to any other rights or remedies available to Triad at law or in equity or under this Agreement: (i) Company shall be liable for any additional interest charges, late fees, penalties and fines imposed by a Third Party and incurred by Triad as a result of a Failure; and (ii) Company shall remit such interest, late fees, penalties, and other fines for such Failure as are set forth herein. The payment of Service Credits as set forth above shall be offset against any damages awarded to Triad, pursuant to Article XIII or otherwise, for losses incurred by Triad; provided, however, that the foregoing shall not limit any equitable remedy or relief sought by Triad.
     6.5. Service Grace Period. For the period of one hundred twenty (120) days immediately following the Effective Date (the “Service Grace Period”) Company shall not be required to pay, and Triad shall not receive, Service Credits with respect to the initial Failures in each of the Exempt Services unless (a) there is a subsequent Failure with respect to such discrete Exempt Service; or (b) there are six (6) or more Failures with respect to the Exempt Services (in the aggregate). Company shall not be required to pay, and Triad shall not receive, Service Credits related to the Uptime Percentage during the Service Grace Period with respect to Core Applications unless such Uptime Percentage is less than ninety-seven percent (97%); provided, that Company shall not be required to pay, and Triad shall not receive, any Service Credits related to Internet, Intranet, or EZ Scan-QA during the Service Grace Period.
     6.6. Failure to Resolve Failure. The failure of Company to timely resolve Severity 1 Failure within fifteen (15) business days of such Failure, shall constitute a material breach of this Agreement. In the event a Severity 1 Failure is unresolved for five (5) business days, in addition to receiving the Service Level Credits set forth above and any other remedies available to Triad, Triad may suspend any further payment for Services hereunder until such Severity 1 Failure is resolved to Triad’s satisfaction. In the event a Broad Failure, Chronic Failure or Long-Term Failure continues unremediated for six (6) months or more, Triad may suspend any further payment for Services hereunder until such Broad Failure, Chronic Failure or Long-Term Failure is resolved to Triad’s reasonable satisfaction.
     6.7. Reporting. Within one (1) week after the applicable month end process is completed, Company shall compile and furnish to Triad an uptime report (consistent with the uptime report provided by Triad to Essent) and a Help Desk report related to the monitoring of Triad issues. Company shall communicate with Triad regarding open ticket items as may be applicable. Within thirty (30) days of the Effective Date, the Parties shall mutually develop a comprehensive monitoring report and briefing process allowing Triad to monitor Help Desk activities. Company shall promptly inform Triad regarding the occurrence of, and status of its actions to resolve any Failure with respect to the Services.
     6.8. Audit Review Rights. Subject to the standards set forth in the Schedules, Work Orders or Change Order, Company shall provide information technology support to Triad to assist in scheduled internal audits as well as external financial and regulatory audits as may be necessary to conduct Triad’s run-off business. In addition, upon Triad’s request to Company, providing reasonable prior notice and during Company’s normal Business Hours, Triad shall be permitted from time to time to make inquiries of Company Personnel with respect to, and review, Company’s help desk log, Team Track software and those specific records maintained by Company for the purpose of monitoring its performance of the Services, Triad shall be permitted to review specific Services in the event penalties are incurred related to such Service.
     6.9. Customer Service Business Review Rights. On a periodic basis, but in no event more frequently than monthly, and upon reasonable notice from Triad, Company shall participate in business review meetings (“Monthly Customer Service Meetings”) to discuss Customer Service, performance under Service Level Standards and customer complaints, if any. Company shall not be required to prepare reports or materials for the Monthly Customer Service Meetings. In addition, on a quarterly basis Triad may review Company’s customer service processes and practices for compliance with applicable Service Level Standards (“Quarterly Service Review”). The Quarterly Service Review shall be scheduled in advance at a time mutually convenient to the Parties which shall not interfere with peak periods of business activity (e.g., month end). Triad shall be granted reasonable access to Company’s facilities and Company Personnel for the purposes of conducting the Quarterly Service Reviews. Access to personnel will be scheduled and limited so that it does not interfere with any one individual’s ability to complete their normal responsibilities.
ARTICLE VII
PERSONNEL; SECURITY
     7.1. Personnel. Company shall have the sole and exclusive responsibility for selecting and managing Company Personnel who provide the Services, and shall supervise them in connection with the performance of Services; provided, that (a) Company Personnel shall be qualified and experienced for the tasks to which they are assigned; and (b) during the Grace Period, the Company shall assign to the Services primarily the same or similarly qualified personnel as those who performed such tasks prior to the Closing Date, which personnel shall be supervised by Triad-experienced managers. Triad acknowledges that such former Triad Personnel who become Company Personnel are qualified to perform the Services. Except as set forth in the Purchase Agreement, Company or its Affiliates shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule, Work Order or separate agreement, other costs and expenses with respect to such Company Personnel. From time to time, Triad may request that Company Personnel be removed from the Triad account if such Company Personnel violate the law or any safety or security procedures of Triad, and Company will in good faith consider making such replacements upon Triad’s reasonable written request.
     7.2. Policies and Procedures. To the extent that Company’s performance of its obligations hereunder requires work on Triad’s premises, Company Personnel, while on the premises of Triad, shall comply with all of Triad’s reasonable and customary office rules, regulations and standards for security, so long as such rules are disclosed in advance to Company and Company Personnel. Company shall perform its obligations in a manner that does not interfere with the operation of Triad’s business, and shall confine all equipment, apparatus, materials and operations to limits indicated by the proper representative of Triad, and Company shall not unnecessarily encumber Triad’s premises with equipment or materials.
     7.3. Resources. Subject to Triad’s prior approval and consent, Company may use Triad’s facilities and, if appropriate, Triad’s equipment (including without limitation, computer resources and technical information) to provide the Services during authorized hours. Company’s use of and access to Triad’s facilities shall be limited to those facilities reasonably required to render the Services set forth herein. Triad shall be exclusively responsible for the maintenance of such equipment unless such maintenance is included within the Services.
     7.4. On-Site Performance Obligations. To the extent that Company performs Services on-site at any Triad location, Company shall:
          (a) use commercially reasonable efforts to comply with and to ensure that Company Personnel comply with:
     (i) Applicable Law;
     (ii) all of Triad’s work and safety rules set forth in applicable Triad safety manuals and policies to the extent furnished in advance to Company, as the same may be updated and amended by Triad from time to time;
     (iii) all of Triad’s security rules to the extent furnished in advance to Company, including without limitation, rules requiring that: (A) any instances of impropriety, theft or loss involving Company or any Company Personnel shall be immediately reported to Triad as well as to the appropriate law enforcement; and (B) all locking hardware, keys, etc., needed by Company for office doors shall be provided by Triad, and all keys and locking hardware shall remain the property of Triad. Keys shall be provided to Company in the discretion of Triad and to the extent appropriate; and

     (iv) any reasonable instructions and guidelines issued by Triad from time to time and made known to Company.
          (b) comply with Triad security and background checks including, without limitation, performing at Company expense background screening, drug screening and reference checks on all Company Personnel (other than the Transferred Employees) who will be working on-site at Triad (i) continuously for ten (10) days or more, or (ii) for less than ten (10) days and will have access to sensitive information, in each case accordance with Applicable Laws and Triad’s pre-employment screening policy to the extent such policies are furnished in writing in advance to Company;
          (c) use commercially reasonable efforts to ensure that all of Company Personnel will be appropriately qualified and experienced to undertake their tasks and will use professional skill and care no less than that taken by Company in the conduct of its own similar information technology activities; and
          (d) maintain in effect such Third Party licenses or other agreements to which Company is a party and which are required by Company to provide the Services using the Triad Technology Platform at either Party’s facilities.
     7.5. Mutual Performance Obligations. Each Party shall use commercially reasonable efforts to ensure that:
          (a) it provides, in the case of Company, Company Personnel, or in the case of Triad, Triad Personnel, with the training and skills as is reasonably required in Company’s judgment to enable Company to perform the Services in accordance with the provisions of this Agreement;
          (b) it informs the other Party promptly in the event that such Party becomes aware of any circumstances, whether or not the result of any act or omission on the part of such Party or its approved subcontractors, which may prevent the other Party from fulfilling its obligations in accordance with this Agreement and, to the extent known to such Party, provides reasonable details as to the nature, extent and duration of the potential problem; and
          (c) it does not at any time knowingly introduce any computer virus or other contamination or unauthorized computer code onto the system or any other equipment (including any computer hardware or software) which is either owned or used by the other Party in connection with its obligations under this Agreement.
     7.6. Suspected Breaches. Each Party shall promptly notify the other Party of any actual, probable or reasonably suspected breach of security of the Party’s systems and of any other actual, probable or reasonably suspected unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the other Party’s Confidential Information which such Party becomes aware, including without limitation unauthorized access to or acquisition of any Personally Identifiable Information (each, a “Security Breach”). In any notification to the other Party required under this Section 7.6, each Party shall designate a single individual employee who must be available to the other Party during and after the usual Business Hours as a contact regarding such Party’s obligations under this Section 7.6. Each Party shall reasonably cooperate with the other Party in investigating, remedying and taking any commercially reasonable action the other Party requests regarding any Security Breach and any dispute, inquiry or claim that concerns the Security Breach. Unless prohibited by an Applicable Law or court order, each Party shall also notify the other Party of the receipt of any legal process from any Third Party relating to any Security Breach, including, but not limited to, any legal process initiated by any Governmental Body.
     7.7. IT Security Penetration Audits and Analysis. Company shall procure or conduct annual security penetration audits of Company systems the timing, which audits (a) shall be conducted in conformity with timeframes agreed upon by the Parties; (b) may be conducted internally or by an independent Third Party; and (c) shall be conducted or procured by Company at no additional cost to Triad. Company shall provide Triad with an oral summary of the preliminary results of each such audit (only to the extent related to the Services provided to Triad) within five (5) business days of completing such audit, which summary shall include (to the extent feasible) (x) whether the audit revealed any material vulnerability in Company systems which could result in unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of Triad’s Confidential Information or might reasonably be expected to have an adverse impact on the Services; and (y) if so, the nature of each material vulnerability discovered. Company shall provide Triad with a written summary of each final audit report within five (5) business days of its receipt of such report, which summary shall include (x) whether the audit revealed any material vulnerability in Company systems which could result in unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of Triad’s Confidential Information or might reasonably be expected to have an adverse impact on the Services; and (y) if so, the nature of each material vulnerability discovered. If the audit reveals one or more material vulnerabilities, Company shall correct each such vulnerability at its sole cost and expense and shall certify in writing to Triad that it has corrected all such vulnerabilities. Company shall provide to Triad a resolution plan within ten (10) days of receipt of the report which shall provide a timeframe to cure, which timeframe shall be no longer than 60 days unless the complexity of the issue or performance of a Third Party outside the control of Company makes such timeframe unreasonable, in which event a commercially reasonable timeframe shall be presented. Company’s failure to procure the audits or to complete corrections in a timely manner will be a breach of the Agreement.
     7.8. Training. To the extent reasonably necessary and mutually acceptable to the Parties, Company shall make Company Personnel, and Triad shall make Triad Personnel available to provide formal training with respect to the Services, at times and locations mutually agreed upon by the Parties. Any hours provided by Company for such training shall be deducted from the allocated Technology Development Services time under Section 2.1(e).

ARTICLE VIII
SUBCONTRACTORS
     8.1. Subcontractors. Company may contract with qualified Affiliates or Third Parties to provide any or all Services.
     8.2. Subcontractor Payments. Company shall remain fully responsible for its performance of this Agreement in accordance with its terms, including any obligations it performs through Affiliates and those Third Parties with which Company has contracted to provide the Services (“Company Third Parties”), and Company shall be solely responsible for all payments due to Company Third Parties.
ARTICLE IX
TERM
     9.1. Term.
          (a) This Agreement shall become effective as of the Effective Date and, unless earlier terminated as hereinafter provided, shall continue through the fifth (5th) anniversary hereof (the “Initial Term”), at which time this Agreement shall be automatically extended for successive one-year terms (each, an “Extension Term”, and together the Initial Term and any Extension Terms are the “Term”), unless Triad provides Company with notice of its intention not to extend the Term at least ninety (90) days prior to the expiration of the Initial Term or any Extension Term, and provided further that no Extension Term shall continue past the tenth (10th) anniversary hereof without the mutual consent of the Parties.
          (b) During the ninety (90) days immediately preceding the end of the Initial Term and each Extension Term (or such other period as the Parties shall mutually agree), the Parties shall negotiate in good faith to determine the terms and conditions of a mutually agreeable transaction structure resulting in the acquisition by Company or one of its Affiliates of TGIC’s remaining assets and liabilities (a “Fundamental Transaction”). The Parties agree that in satisfying the standard of good faith required by the immediately preceding sentence, a Party may consider the relative interests of any constituencies it determines to be appropriate (including, without limitation, the interests of its shareholders, policyholders, employees and customers). Except as set forth in the Schedules, Company shall commence providing all Services on the Closing Date. Subject to the terms and conditions hereof and except as set forth in the Schedules and Section 2.8 hereof, Company shall provide each Service for the entire Term.
ARTICLE X
TERMINATION; EFFECT OF TERMINATION

     10.1. Termination of Agreement.
          (a) This Agreement shall terminate upon the expiration of the Initial Term or any Extension Term if Triad has provided a timely notice of its intention not to extend the Term pursuant to Section 9.1(a).
          (b) This Agreement shall terminate automatically on the tenth (10th) anniversary hereof.
          (c) This Agreement shall terminate upon the closing of a Fundamental Transaction.
          (d) This Agreement will terminate automatically ninety (90) days following a Release Event.
          (e) Company may terminate this Agreement in the event of a breach by Triad or its Affiliates of the Non-Solicitation provision set forth in Section 5.8(a)(i) of the Purchase Agreement.
          (f) Either Party may terminate this Agreement based on a material breach by the other Party after providing the other Party with at least sixty (60) days prior written notice and a reasonable opportunity to cure such breach within such 60-day period. A termination pursuant to this Section shall be effective immediately following the expiration of the 60-day cure period described above.
          (g) Triad may terminate this Agreement as contemplated by Section 6.4.
     10.2. Effect of Termination. Upon termination or expiration of this Agreement:
          (a) Effective immediately upon the termination date, Triad shall have no further obligation to pay the Service Fees with respect to such Service for any periods commencing on or after the termination date, with the exception of amounts payable for any applicable Transfer Assistance Services in accordance with Section 10.3. Triad shall, however, pay all Service Fees with respect to such Service to the extent such Service Fees accrued prior to the termination date and would otherwise have been payable by Triad in the event the Service had not been terminated.
          (b) Company shall perform its obligations under Section 10.3 below unless this Agreement is terminated pursuant to Section 10.1(c) as a result of a Fundamental Transaction involving Company or its Affiliate as the buyer or by Company under Section 10.1(e) or (f) as a result of Triad’s material breach of the terms of this Agreement.
          (c) Prior to or upon completion of the Transfer Assistance Services, Company shall deliver to Triad: (i) a written report describing the current state of the Services to be provided by Company under this Agreement and all Schedules and Work Orders then in effect; and (ii) all Triad Confidential Information in its possession together with a certification that all Triad Confidential Information has been removed from Company’s systems, premises or control. Company, however, shall have the right to keep an archival copy of its records related to the performance of the Services, subject to the confidentiality provisions of this Agreement.
     10.3. Transfer Assistance.
          (a) Upon termination of this Agreement for any reason other than as specified in Section 10.2(b), the Parties shall cooperate with each other in good faith and shall use their commercially reasonable efforts to prepare as expeditiously as practical a written exit plan (the “Exit Plan”) that sets forth in reasonable detail the schedule, steps, tasks, work, services and deliverables to be provided by each Party and to be procured from Third Parties in order to effect an orderly and expeditious release of the Escrowed Material and transition of the Services then being used by Triad from Company to Triad or to Triad’s Third Party designee (the “Transfer Assistance Services”); provided, that if this Agreement is terminated by Triad pursuant to Section 10.1(f) or (g) or by Triad upon a Release Event of the type specified in clauses 4(c)-(f) of the definition of Release Event in the Technology Escrow Agreement, Triad may resolve any disputes between the Parties with respect to the terms of the Exit Plan and the amount or scope of Transfer Assistance Services to be provided by either Party in accordance with Article XIII. The Exit Plan shall include: (x) details of Company Personnel and other resources that will be engaged for the Transfer Assistance Services, together with any resources required from Triad and/or its successor provider; and (y) subject to Section 10.3(b), a timetable, process and specific critical testing protocols and controls for providing the Transfer Assistance Services.
     (i) Unless the Parties otherwise agree in connection with the Exit Plan, the Transfer Assistance Services to be provided in connection with a termination of this Agreement pursuant to Sections 10.1(a), 10.1(b) or 10.1(d) shall (A) commence three (3) months prior to the expiration of this Agreement, and (B) continue for up to three (3) months following the effective date of the termination of this Agreement.
     (ii) Unless the Parties otherwise agree in connection with the Exit Plan, the Transfer Assistance Services to be provided in connection with a termination of this Agreement pursuant to Section 10.1(f) or Section 10.1(g) shall (A) commence upon notice of termination, and (B) continue for up to three (3) months following the effective date of such termination.
          (b) If this Agreement is terminated by Triad pursuant to Section 10.1(f) or 10.1(g) or by Triad upon a Release Event of the type specified in clauses 4(c)-(f) of the definition of Release Event in the Technology Escrow Agreement then (i) Company shall be solely responsible for the payment of (A) all salaries, compensation, benefits and other internal general and administrative costs and costs of Company Personnel associated with performance of the Transfer Assistance Services by Company as set forth in the Exit Plan; and (B) all out-of-pocket fees, costs, expenses and other amounts reasonably incurred by either Party and payable to a Third Party in conjunction with the implementation and completion of the Exit Plan and all Transition Assistance Services to be provided by either Party under the Exit Plan, including obtaining, configuring, implementing, testing and launching the latest version of the Escrowed Material but excluding fees associated with purchasing or otherwise obtaining licenses or service contracts from Third Parties or hardware costs; and (ii) Triad shall be solely responsible for the payment of all salaries, compensation, benefits and other internal general and administrative costs of Triad Personnel associated with performance of the Transfer Assistance Services by Triad as set forth in the Exit Plan. Company’s aggregate costs for expenses under subsection b(i)(b) above shall in no event exceed (a) $400,000 for internal costs for programmer/analyst time at the FTE Rate; and (b) $400,000 for Third Party costs, provided that in the event Third Party costs exceed $400,000 Company and Triad shall split such costs in excess of $400,000 equally.
          (c) Except as provided in Sections 10.2(b) and 10.3(b), if this Agreement is terminated pursuant to Sections 10.1(a), 10.1(b) or 10.1(d), then (1) Triad shall be solely responsible for the payment of (A) all salaries, compensation, benefits and Company Personnel associated with performance of the Transfer Assistance Services by Company as set forth in the Exit Plan at a mutually acceptable rate not to exceed one hundred ten percent (110%) of the FTE Rate in effect immediately prior to the termination date; and (B) all out-of-pocket fees, costs, expenses and other amounts reasonably incurred by either Party and payable to a Third Party in conjunction with the implementation and completion of the Exit Plan and all Transition Assistance Services to be provided by either Party under the Exit Plan, including obtaining, configuring, implementing, testing and launching the latest version of the Escrowed Material and any associated Third Party software and hardware costs, and (2) Triad shall be solely responsible for the payment of all salaries, compensation, benefits and other internal general and administrative costs of Triad Personnel associated with performance of the Transfer Assistance Services by Triad as set forth in the Exit Plan.
          (d) At Triad’s request, the Transfer Assistance Services to be provided by Company shall be provided to Triad’s Third Party designee in lieu of providing such Transfer Assistance Services directly to Triad, subject to such designee entering into a confidentiality agreement with Company which is reasonably satisfactory to Company. Company shall use commercially reasonable efforts to provide continuity of service to Triad’s end users during the period in which the Transfer Assistance Services are to be provided as contemplated by Section 10.3(a)(i)-(ii).
          (e) Company shall provide Transfer Assistance Services hereunder to Triad and any successor in interest to all or substantially all of Triad’s assets in connection with a transaction resulting in the acquisition by one or more Persons of TGIC’s remaining assets and liabilities, and the costs and expenses of such Transfer Assistance Services shall be borne by Triad and/or its successor on the same basis as provided in Section 10.3(c); provided, that such costs and expenses shall be borne by Company in the event of a Fundamental Transaction.

     10.4. Equitable Remedies. Company acknowledges that, in the event it breaches its obligation to provide Transfer Assistance Services to Triad as provided in this Article X, Triad will be irreparably harmed. In such a circumstance, Triad may proceed directly to court and, in such event, the provisions of Article XIII shall not apply.
     10.5. Survival. Along with the definitions, the following provisions will survive any expiration or termination of this Agreement: Article X (“Termination; Effect of Termination”), Article XI (“Indemnification”); Article XII (“Records; Access”); Article XIII (“Governance and Dispute Resolution”); Article XIV (“Insurance”); and Article XV (“Miscellaneous”).
ARTICLE XI
INDEMNIFICATION; LIMITATION OF REMEDIES
     11.1. Indemnification of Company by Triad. Triad shall indemnify and hold harmless Company, its Affiliates, stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Company Indemnified Parties”) from and against, and will pay to any Company Indemnified Party the amount of any and all Losses incurred or suffered by any of Company Indemnified Parties, arising out of or relating to: (a) any violation by Triad of any Applicable Law; and (b) all claims for bodily injury to persons or physical damage to tangible personal or real property for which Triad is liable to a Third Party, except to the extent caused by the negligence or intentional misconduct of Company Indemnified Parties.
     11.2. Indemnification of Triad. Company shall indemnify and hold harmless Triad, its Affiliates, stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (collectively, the “Triad Indemnified Parties”) from and against, and will pay to any Triad Indemnified Party the amount of, any and all Losses incurred or suffered by any of the Triad Indemnified Parties, arising out of or relating to: (a) any violation by Company of any Applicable Law; (b) all claims for bodily injury to persons or physical damage to tangible personal or real property for which Company is liable to a Third Party, except to the extent caused by the negligence or intentional misconduct of Triad Indemnified Parties; (c) any breach of any covenant of Company to provide or pay for Transition Assistance Services under Article X; and (d) any Third-Party Claim that the use of Company Intellectual Property (excluding any Triad Intellectual Property included in the Purchased Assets, including without limitation the Triad Technology Platform and the Initial Escrowed Material) in the provision of Services or use of any other materials provided by Company pursuant to this Agreement infringes the Intellectual Property Rights of such Third Party.
     11.3. Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a Company Indemnified Party or a Triad Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give notice (a “Claim Notice”) to (a) Triad, in the case of an indemnification claim pursuant to Section 11.1 or (b) Company, in the case of an indemnification claim pursuant to Section 11.2 (the “Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Losses for which indemnification may be sought under this Article XI; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). If any Proceeding is filed or instituted making a Claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). After receipt of such a notice of a Proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the Proceeding at the Indemnifying Party’s expense with counsel of its choice reasonably satisfactory to the Indemnified Party, unless the nature of the Claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the Proceeding involves only a Claim for money damages and no other relief and (iv) the Indemnifying Party conducts the defense of the Proceeding actively and diligently. The Indemnifying Party shall not compromise or settle any such Proceeding without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or enter into any settlement negotiations in connection with such Proceeding without giving prior written notice to the Indemnified Party. In all other cases the Indemnified Party may defend the Claim or Proceeding with counsel of its choosing at the expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Proceeding defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith. The Parties shall cooperate with each other in connection with any defense and in any notifications to insurers. If the Indemnifying Party fails to promptly and diligently assume the defense of such Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost. Losses shall be paid within five (5) business days of the final determination of the merits and amount of a Claim.

     11.4. Mitigation. The Indemnified Parties shall use their reasonable best efforts to mitigate any claim or liability that any Indemnified Party asserts or is reasonably likely to assert pursuant to this Article XI. In the event that an Indemnified Party shall fail to use such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.
     11.5. LIMITATION OF REMEDIES; DISCLAIMER OF CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW (I) EACH PARTY AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND SUBCONTRACTORS, WILL NOT BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY, ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND SUBCONTRACTORS HAVE BEEN NOTIFIED OF THE POSSIBILITY, OR THE FORESEEABILITY, OF SUCH DAMAGES, AND (II) EACH PARTY’S, ITS AFFILIATES’ AND THEIR RESPECTIVE OFFICERS’, DIRECTORS’, EMPLOYEES’ AND SUBCONTRACTORS’ MAXIMUM AGGREGATE LIABILITY HEREUNDER (EXCLUSIVE OF TRANSFER ASSISTANCE OBLIGATIONS UNDER ARTICLE X) SHALL NOT EXCEED AN AMOUNT EQUAL TO THE TOTAL FEES PAID BY TRIAD TO COMPANY UNDER SECTION 5.1 FOR THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE BREACH.
ARTICLE XII
RECORDS; ACCESS
     12.1. Records. Company shall prepare and maintain records with respect to the Services it performs that are in a form and contain a reasonable level of detail similar to the records, if any, that were prepared and maintained by Triad with respect to the Services in the conduct of Triad’s business prior to the Closing Date (and in any event consistent with Applicable Law), for a period of seven (7) years after the termination of this Agreement or such longer period as is required by Applicable Law. Company shall also maintain records in accordance with Applicable Law and generally accepted accounting principles to substantiate Third Party charges incurred by Company and borne by Triad under this Agreement for a period of seven (7) years from the date of termination of this Agreement. During the period in which the Company is required to maintain such records, upon prior written request to the Company, Triad shall have reasonable access to review and copy such records during normal Business Hours of the Company or its applicable Affiliate at the place where such records are normally maintained. For avoidance of doubt, Company shall have no obligations under this Section 12.1 with respect to the Triad back-up tapes made prior to the Effective Date.
     12.2. Access to Books, Records, Personnel. During the Term of this Agreement and for a period of eighteen (18) months after termination of this Agreement for any reason, each Party shall permit the other Party and its employees, auditors and other representatives to have reasonable access, during normal Business Hours and upon reasonable advance notice, to appropriate personnel of the other Party, to the extent such access is reasonably requested by a Party in order to permit the evaluation of, and any required reporting, certifications and attestations with respect to, internal controls, processes and systems in connection with the provision of the Services for purposes of compliance with the Sarbanes-Oxley Act of 2002. A Party engaging any independent Third Party to exercise its rights under this Section 12.2 shall require such Third Party to execute a written confidentiality agreement which is no less restrictive than the confidentiality provisions of this Agreement.
ARTICLE XIII
GOVERNANCE AND DISPUTE RESOLUTION
     13.1. Steering Committee. The Parties shall form a services management steering committee (the “Committee”) consisting of two (2) members. Each Party shall be permitted to designate a member of the Committee and shall notify the other Party of such designee; provided, that each Party’s designee shall have extensive knowledge, skills and experience with respect to the Services to be provided hereunder. Subject to the immediately preceding sentence, either Party may, from time to time, remove or replace its designee on the Committee by notice to the other Party. The Committee shall be responsible for: (a) the execution and general management of each Service to be provided pursuant to this Agreement; (b) administering the Project List as from time to time modified by Triad pursuant to Section 2.2(d); and (c) fulfilling any such other roles and responsibilities as the Parties may determine necessary from time to time. The Committee (together with other advisors, consultants and employees) shall meet and/or otherwise communicate (including via conference call) as frequently as is necessary to carry out these responsibilities, but not less frequently than once per month. The Committee shall develop policies and procedures for formally documenting decisions of the Committee, and all such decisions shall be binding on the Parties. The initial Committee members are:
     For Triad: Stephen Haferman
     For Company: Bill Kaiser
     13.2. General Communications Regarding Services. The Parties shall each appoint a person who shall be available to act as the primary contact person with respect to each Service who shall receive communications and coordinate responses to questions and concerns on behalf of the respective Parties and their Affiliates with respect to such Service (the “Level 1 Contact”). Each Level 1 Contact shall be required to have appropriate knowledge, skills and experience with respect to the applicable Service in order to fulfill such person’s responsibilities hereunder. In addition, the Parties shall each appoint a person who shall be available to act as the primary contact person with respect to the escalation of communications beyond the Level 1 Contacts as contemplated by Section 13.3 (the “Level 2 Contact”). Each Level 2 Contact shall be required to have appropriate knowledge, skills and experience with respect to the applicable Service in order to fulfill such person’s responsibilities hereunder. Subject to the requirements of this Section 13.2, either Party may, from time to time, remove or replace its Level 1 Contact and/or Level 2 Contact with respect to a Service by notice to the other Party. To promote efficiency and good communication between the Parties and effective Dispute resolution procedures, the Parties will use reasonable efforts to cause their employees and representatives to coordinate general communications regarding the Services through the appropriate Level 1 Contacts and will escalate issues regarding the Services to the appropriate Level 2 Contacts. Notwithstanding the provisions of this Article XIII, in the event of any emergency relating to any Service, a Party shall attempt to contact the Single Point of Contact of the other Party, but may also directly contact that person most able to resolve the emergency expeditiously. Each Party hereby designates its initial Level 1 Contacts and initial Level 2 Contacts as set forth on Schedule E.
     13.3. Initial Resolution of Disputes. Except with respect to injunctive relief described below, any dispute, controversy, claim or difference of any kind between the Parties arising out of or relating to this Agreement, or the breach thereof, which shall include any challenge or dispute as to the quality of performance or payment for any Service hereunder (“Dispute”), shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement in accordance with this Sections 13.3 and 13.4 and, second, if mutual agreement is not reached to resolve the Dispute, by final, binding arbitration as set forth in Section 13.5. The Level 1 Contacts shall meet as often as reasonably necessary in an effort to resolve Disputes without the necessity of any formal proceeding relating thereto. If the Level 1 Contacts do not resolve a Dispute within five (5) calendar days, then either Party may escalate the Dispute to its Level 2 Contacts by sending written notice to the other Party with a summary of the controversy and indication that such Dispute is being escalated to the Level 2 Contacts. If the Level 2 Contacts do not resolve a Dispute within five (5) calendar days, then either Party may escalate the Dispute to its Senior Executive Officer by sending written notice to the other Party with a summary of the controversy and a request to initiate the Dispute resolution procedure described in Section 13.4. The foregoing requirements and limitations shall not, however, prevent a Party from: (a) seeking injunctive relief in circumstances permitted by this Agreement; or (b) terminating this Agreement (in whole or in part) in accordance with Section 10.1.
     13.4. Escalation. Each Party’s Senior Executive Officer shall have the authority to meet and to negotiate in good faith to resolve the Dispute and to settle the Dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative Dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives (including Level 1 Contacts and Level 2 Contacts) for purposes of the negotiations contemplated by Sections 13.3 and 13.4: (a) shall be treated as confidential information under the Confidentiality Agreement developed for purposes of settlement; (b) shall be exempt from discovery and production; and (c) shall not be admissible in the arbitration described below or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The Parties agree to pursue resolution under this subsection for a minimum of twenty (20) days before requesting arbitration. If such Dispute cannot be resolved by the Senior Executive Officers of the Parties within thirty (30) days after initiation of discussions, either Party may initiate formal proceedings as permitted by Section 13.5 below.
     13.5. Arbitration.
          (a) If the Dispute is not resolved under Sections 13.3 and 13.4 within thirty (30) days of the initial written notice, either Party may demand arbitration by sending written notice to the other Party, and the Dispute shall be finally settled by an arbitral tribunal (the “Tribunal”) under the JAMS Comprehensive Arbitration Rules and Procedures as in force at the time such arbitration is commenced, except as provided below. The Tribunal shall apply the law of the State of New York in the arbitration proceedings.
          (b) The Tribunal shall consist of three (3) arbitrators. Company, on the one hand, and Triad, on the other hand, shall each nominate an arbitrator within fourteen (14) days of the request for arbitration. If Company or Triad fails to nominate an arbitrator, JAMS shall appoint such arbitrator within seven (7) days of notice of a Party’s failure to appoint an arbitrator within the required period. Following their selection, the two (2) Party-nominated arbitrators shall together agree upon the nomination of the third (3rd) arbitrator within thirty (30) days after the nomination of the second arbitrator. If the two (2) Party-nominated arbitrators are unable to agree on the nomination of the third arbitrator within the thirty (30) day period, JAMS shall appoint the third arbitrator within seven (7) days of notice of the Parties’ inability to agree on a third (3rd) arbitrator within the required period. The third (3rd) arbitrator, however appointed, shall serve as Chairman of the Tribunal.
          (c) The site of the arbitration shall be New York, New York and the arbitration proceedings shall be conducted exclusively in English. The arbitration proceedings shall be confidential. All disputes concerning or relating to arbitrability of disputes under this Agreement or the jurisdiction of the arbitrators shall be resolved in the first instance by the arbitrators.
          (d) The award shall be rendered in writing and shall set forth in reasonable detail the facts of the dispute and the reasons for the Tribunal’s decision. In the award, the Tribunal shall apportion the costs and expenses of the arbitration. The award rendered in any arbitration commenced hereunder shall be final and conclusive and binding upon the Parties upon the date it is rendered. The Parties hereto undertake to implement any award rendered by the Tribunal and judgment upon the award may be entered in any court of competent jurisdiction.

          (e) The arbitrators are authorized to consolidate multiple Disputes between the parties to the Transaction Agreements where efficient and appropriate.
          (f) Either Party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the Dispute is otherwise resolved. Either Party may apply to any court having jurisdiction hereof and seek injunctive relief until such time as the arbitrators are available to consider the request for injunctive relief.
     13.6. Accrual of Service Credits During Any Dispute. The accrual of Service Credits, with respect to the specific Services that are the subject of a Dispute, shall continue during the pendency of any Dispute pursuant to this Article XIII; provided, that Service Credits with respect to such disputed Service shall not be applied against Service Fees unless the Dispute is resolved in Triad’s favor or otherwise required as part of the resolution of such Dispute.
ARTICLE XIV
INSURANCE
     14.1. Coverage. During the Term of this Agreement, each Party shall obtain and maintain the following insurance: (a) Commercial General Liability, including coverage for (i) premises/operations, (ii) independent contractors, (iii) products/completed operations, (iv) personal and advertising injury, (v) contractual liability and (vi) explosion, collapse and underground hazards, with combined single limit of not less than five million dollars ($5,000,000.00) for each occurrence or its equivalent; (b) Worker’s Compensation in amounts required by Applicable Law and Employer’s Liability with a limit of at least one million dollars ($1,000,000.00) for each accident; and (c) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than one million dollars ($1,000,000.00) for each accident.
     14.2. Rating. Unless otherwise agreed, all insurance policies shall be obtained and maintained with companies rated A or better by Best’s Key Rating Guide, and each Party shall, upon request, provide the other Party with an insurance certificate confirming compliance with the requirements of this Section 14.3.
     14.3. Subrogation. The Parties shall each obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such Party to waive all rights of subrogation and such Party does hereby waive all rights of said insurance companies to subrogation against the other Party, its affiliates, subsidiaries, assignees, officers, directors and employees.
     14.4. Indemnification. In the event any Party fails to maintain the required insurance coverage and a claim is made or suffered, such Party shall indemnify and hold harmless the other Party from any and all claims for which the required insurance would have provided coverage.

ARTICLE XV
MISCELLANEOUS
     15.1. Notices. All Notices must be in writing and will be deemed to have been duly given when (a) delivered by hand (against receipt); (b) or delivered by electronic-mail (with written confirmation of receipt); (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); or (d) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses and telecopier numbers as a Party may hereafter designate by similar Notice to the other Parties):
If to Triad, to:
Triad Guaranty Inc.
101 South Stratford Road
Winston-Salem, NC 27104
Attention: Earl F. Wall, General Counsel
Email: ewall@tgic.com
With a copy (which shall not constitute notice) to:
Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, NC 27101
Attention: Jeffrey C. Howland
Email: jhowland@wcsr.com
If to Company, to:
Essent Guaranty, Inc.
201 King of Prussia Road
Radnor, PA 19087
Attn: Mark A. Casale
Email: mark.casale@essent.us
With a copy to (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Michael Groll
Email: mgroll@dl.com

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Jeffrey S. MacDonald
Email: jmacdonald@dl.com
or to such other address or addresses as such Party may, from time to time, designate by like notice.
     15.2. Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights or obligations under this Agreement (including, without limitation, voluntarily or by operation of law) without the prior consent of the other Party except that either Party may assign any of its rights under this Agreement to any Affiliate of such Party; provided, that any such assignment shall not relieve the Party of its duties and obligations hereunder; and provided further, that Triad may assign its rights and obligations hereunder to a Third Party acquiring Triad in a Fundamental Transaction. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Third Party any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
     15.3. Force Majeure. Each Party will be excused for any failure or delay in performing any of its obligations (other than payment obligations) under this Agreement if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or similar extraordinary circumstance or event outside the reasonable control of the non-performing Party which could not have been prevented by such Party’s reasonable precautions (each a “Force Majeure Event”). For the avoidance of doubt, the term “Force Majeure Event” does not include any of the exceptions set forth in clauses (a) through (c) of the definition of “Failure” (and events or circumstances arising therefrom). Following the written declaration of a Force Majeure Event by a Party, the Parties shall consult to assess the Force Majeure Event and any ways in which the same may be avoided or mitigated. During the pendency of a Force Majeure Event, the affected Party shall use its commercially reasonable efforts to avoid, mitigate, remedy or remove such Force Majeure Event, and shall use its commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. In the event any Force Majeure Event lasts longer than thirty (30) days, the other Party may terminate the affected Service or this Agreement immediately upon giving the other Party written notice.
     15.4. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     15.5. Headings and Captions. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.
     15.6. Entire Agreement. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (together with the other Transaction Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. The Exhibits and Schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full. In the event of any inconsistency between the terms and conditions in the body of this Agreement and the Schedules, the terms and conditions of (i) Schedule A will control over the main body of the Agreement; and (ii) the main body of this Agreement will control over the terms and conditions of all other Schedules unless a written provision in a Schedule explicitly states the intent of the Parties that such provision controls over or amends a provision of the main body of this Agreement.
     15.7. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or .pdf which shall be deemed originals.
     15.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES. The Parties irrevocably submit to the exclusive jurisdiction of any North Carolina State Court or any Federal Court located in Forsyth County or the Middle District of North Carolina, for purposes of any suit, action or other proceeding to enforce their rights hereunder or any arbitration award hereunder. The Parties agree that service of process, summons or notice or document by U.S. registered mail to such Party’s respective address set forth in Section 15.1 shall be effective service of process for any action, suit or proceeding in North Carolina with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. In the event of any breach of the provisions of this Agreement, the non-breaching Party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching Party with respect thereto at law or in equity.
     15.9. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     15.10. Severability. The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     15.11. Independent Contractor. The Parties hereto understand and agree that this Agreement does not make any of them an agent or legal representative of any other for any purpose whatever. No Party is granted, by this Agreement, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other Party or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (a) that each Party is an independent contractor; and (b) the Parties are not partners, joint venturers, employees or agents of or with each other.
     15.12. Confidentiality. For purposes of this Agreement, “Confidential Information” of a Party shall mean (x) the Personally Identifiable Information and any updates thereto provided by Triad to Company or any of its Affiliates pursuant to the Purchase Agreement and this Agreement; (y) non-public information based on Personally Identifiable Information created by either Party in the performance of the Services pursuant to this Agreement; and (z) non-public, technical, business or proprietary information provided by either Party to the other Party in the performance of Services pursuant to this Agreement.
          (a) Obligations. The Parties will each refrain from disclosure of Confidential Information of the other Party to any Person not authorized by the other Party and will use the Confidential Information of the other Party solely for the performance of or use of Services; it being understood and agreed that each Party will use the same level of care (including both facility physical security and electronic security) to prevent unauthorized disclosure and/or use by third Parties of the Confidential Information of the other Party as it employs to avoid unauthorized disclosure or use of its own information of a similar nature, but in no event less than a reasonable standard of care. Notwithstanding the foregoing obligations (but subject to compliance with law) the Parties may disclose to and permit use of the Confidential Information of the other Party by their respective legal counsel, auditors, contractors and subcontractors where: (i) such disclosure and use is reasonably necessary; and (ii) such legal counsel, auditors, contractors and subcontractors are bound by obligations of confidentiality, non-disclosure and other terms as restrictive in scope as those set forth in this Section 15.12.
          (b) Exclusions. Notwithstanding the foregoing, this Section 15.12 shall not apply to any information which the Party can demonstrate was or is: (i) at the time of disclosure to it, in the public domain; (ii) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) received after disclosure to it from a Third Party, who had a lawful right to and, without a breach of duty owed to the disclosing Party, without any restriction on use or disclosure; or (iv) independently developed by or for the receiving Party without reference to or use of the Confidential Information of the disclosing Party. With respect to Triad, Triad Confidential Information shall not be deemed to include any information relating to the Purchased Assets that were purchased by Company under the Purchase Agreement. Further, either Party may disclose the other Party’s Confidential Information to the extent required by law or order of a court or Governmental Body. However, in the event of disclosure pursuant to an order of a court or Governmental Body, and subject to compliance with law or such order of a court or Governmental Body, the recipient of such Confidential Information shall give the disclosing Party prompt notice to permit the disclosing Party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing Party’s cost and expense.
          (c) Ownership. All Confidential Information of a Party or a designated group shall remain the exclusive property of the disclosing Party and the disclosure shall not grant any express or implied interest in the other Party or its subcontractors to such Confidential Information. Upon written request by a Party at any time and without regard to the default status of the Parties under this Agreement, the other Party shall promptly return to the disclosing Party the Confidential Information in the format as it exists on the date of the request.
          (d) Loss of or Unauthorized Access to Confidential Information. Each Party shall promptly notify the other Party in writing if it becomes aware of any disclosure or use in violation of this Agreement of the other Party’s Confidential Information that is in such Party’s or an Affiliate’s or subcontractor’s possession. The Parties shall use commercially reasonable efforts to cooperate to minimize the effects of a loss of Confidential Information and unauthorized access to Confidential Information.
          (e) Limitation. The obligations of Section 15.12(a) will apply after the Closing Date to any Confidential Information disclosed to the receiving Party before and after the Closing and will continue and must be maintained with respect to Confidential Information for a period: (i) in the case of Personally Identifiable Information, in perpetuity; and (ii) in the case of all other Confidential Information, for a period of ten (10) years from receipt.
[signature pages follow]

     IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Services Agreement to be duly executed and delivered as of the date first above written.

TRIAD GUARANTY INC.
By:	/s/ Kenneth W. Jones
Kenneth W. Jones
President and CEO

TRIAD GUARANTY INSURANCE CORPORATION
By:	/s/ Kenneth W. Jones
Kenneth W. Jones
President and CEO

ESSENT GUARANTY, INC.
By:	/s/ Mark A. Casale
Mark A. Casale
President and CEO

[SIGNATURE PAGE TO SERVICES AGREEMENT]